                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             CONTROL DEVICES, INC.
                                       AT
                              $16.25 NET PER SHARE
                                       BY
                       FIRST TECHNOLOGY ACQUISITION CORP.
                      AN INDIRECT, WHOLLY OWNED SUBSIDIARY
                                       OF
                              FIRST TECHNOLOGY PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON THURSDAY, MARCH 25, 1999, UNLESS THE OFFER IS EXTENDED.

    The Offer is not conditioned upon the receipt of financing. See Section 9 regarding the financing commitments obtained by Parent.

    The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) that number of common shares ("Shares") of Control Devices, Inc. (the "Company") that (together with any Shares owned by First Technology PLC ("Parent") or any of its subsidiaries) constitutes at least a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis on the date of purchase (the "Minimum Condition"), (ii) the approval by the shareholders of Parent of each of the acquisition of the Company, an increase in share capital and certain other related matters at an extraordinary general meeting ("Parent Shareholder Approval"), and (iii) the admission of certain securities (to be issued in a rights offering by an affiliate of Parent) to the Official List of the London Stock Exchange (the "Listing Condition"). The Offer is also subject to certain other conditions. See Sections 1 and 14. For additional information regarding Parent Shareholder Approval and the Listing Condition, see Section 9.

    The Board of Directors of the Company has unanimously recommended that holders of Shares ("Shareholders") accept the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby and has unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders.

    In connection with the execution of the Merger Agreement, certain directors and executive officers of the Company and related persons have agreed to tender into the Offer, all the Shares that such Shareholders beneficially owned on February 22, 1999 (in the aggregate, approximately 19% of all then outstanding Shares), as well as any Shares thereafter acquired by them, including upon the exercise of options to acquire Shares. See Section 11.

                            ------------------------

                      The Dealer Manager for the Offer is:

                                     [LOGO]

                            ------------------------

February 26, 1999

                                   IMPORTANT

    Any Shareholder desiring to tender all or any portion of its Shares should either (1) complete and sign the appropriate Letter(s) of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in such Letter(s) of Transmittal, mail or deliver such Letter(s) of Transmittal and any other required documents to IBJ Whitehall Bank & Trust Company (the "Depositary"), and either deliver the certificates for those Shares to the Depositary along with such Letter(s) of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof, or (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the tender on its behalf. Any Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the Shareholder desires to tender such Shares.

    Any Shareholder who desires to tender Shares and whose certificate(s) representing those Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender those Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof.

    Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") or Dresdner Kleinwort Benson North America LLC (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                   ---------

INTRODUCTION.....................................................................................................          1

1.         Terms of the Offer....................................................................................          3

2.         Acceptance for Payment and Payment for Shares.........................................................          5

3.         Procedure for Tendering Shares........................................................................          6

4.         Withdrawal Rights.....................................................................................          8

5.         Certain Federal Income Tax Consequences of the Offer and the Merger...................................          9

6.         Price Range of the Shares; Dividends on the Shares....................................................         10

7.         Certain Information Concerning the Company............................................................         11

8.         Certain Information Concerning Purchaser and Parent...................................................         13

9.         Source and Amount of Funds............................................................................         14

10.        Background of the Offer; Contacts with the Company....................................................         16

11.        Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement; the Shareholders
           Agreement; Other Related Agreements; and Other Matters................................................         19

12.        Dividends and Distributions...........................................................................         37

13.        Effect of the Offer on the Market for the Shares, Stock Exchange Listing and Exchange Act
           Registration, and Margin Securities...................................................................         38

14.        Certain Conditions of the Offer.......................................................................         39

15.        Certain Legal Matters.................................................................................         41

16.        Fees and Expenses.....................................................................................         43

17.        Miscellaneous.........................................................................................         43

Schedule I--DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
  AND PARENT.....................................................................................................        I-1

Annex A  Audited Financial Statements of Parent for the financial year ended April 30, 1998......................        A-1

Annex B  1998 Interim Report of Parent (Unaudited)...............................................................        B-1

Annex C  Summary of Significant Differences Between UK GAAP and US GAAP..........................................        C-1

To the Holders of Common Stock of
Control Devices, Inc.:

                                  INTRODUCTION

    First Technology Acquisition Corp., an Indiana corporation ("Purchaser") and an indirect, wholly owned subsidiary of First Technology PLC, an English public limited company ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, no par value (the "Shares"), of Control Devices, Inc., an Indiana corporation (the "Company"), at a purchase price of $16.25 per Share, net to the seller in cash, without interest thereon (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The common share purchase rights (the "Rights") provided for in a Rights Agreement dated as of May 7, 1998, as amended by Amendment No. 1, dated as of February 22, 1999 (the "Rights Agreement"), between the Company and BankBoston, N.A., are not applicable to the Offer, the Merger Agreement or any of the transactions contemplated thereby.

    Tendering Shareholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through their broker or bank should consult with such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of Dresdner Kleinwort Benson North America LLC, as the dealer manager (the "Dealer Manager"), IBJ Whitehall Bank & Trust Company, as the depositary (the "Depositary"), and MacKenzie Partners, Inc., as the information agent (the "Information Agent"), in connection with the Offer. See
Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY RECOMMENDED THAT HOLDERS OF SHARES ("SHAREHOLDERS") ACCEPT THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND SHAREHOLDERS. THE COMPANY HAS ADVISED PARENT THAT ALL MEMBERS OF THE COMPANY BOARD INTEND TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

    CLEARY GULL & REILAND INC., THE COMPANY'S FINANCIAL ADVISER ("CLEARY GULL"), HAS DELIVERED TO THE COMPANY ITS OPINION THAT THE CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS IN THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS. (THAT OPINION DOES NOT EXPRESS A VIEW AS TO THE COMPANY DIRECTORS AND OFFICERS WHO ARE PARTIES TO THE SHAREHOLDERS AGREEMENT AND THE SUBSCRIPTION AGREEMENT). A COPY OF THE WRITTEN OPINION OF CLEARY GULL IS CONTAINED IN THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING MAILED TO SHAREHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES THAT (TOGETHER WITH ANY SHARES OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES) CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF THE OUTSTANDING SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (II) THE APPROVAL BY THE SHAREHOLDERS OF PARENT OF EACH OF THE ACQUISITION OF THE COMPANY, AN INCREASE IN SHARE CAPITAL AND CERTAIN OTHER RELATED MATTERS AT AN EXTRAORDINARY GENERAL MEETING ("PARENT SHAREHOLDER APPROVAL"), AND (III) THE ADMISSION OF CERTAIN SECURITIES (TO BE ISSUED IN A RIGHTS OFFERING BY AN AFFILIATE OF PARENT) TO THE OFFICIAL LIST OF THE LONDON STOCK EXCHANGE (THE "LISTING CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14. THE PARENT SHAREHOLDER APPROVAL IS TO BE SOUGHT AT THE EXTRAORDINARY GENERAL MEETING SCHEDULED TO BE HELD ON MARCH 11, 1999. THE LISTING CONDITION IS EXPECTED TO BE SATISFIED SHORTLY AFTER THE PARENT SHAREHOLDER APPROVAL IS GIVEN. FOR ADDITIONAL INFORMATION REGARDING PARENT SHAREHOLDER APPROVAL AND THE LISTING CONDITION, SEE
SECTION 9.

    In connection with the execution of the Merger Agreement, Parent, Purchaser, the Company and Ralph R. Whitney, Jr., Bruce D. Atkinson, Jeffrey G. Wood, Michel Hauser-Kauffmann, Forrest E.

Crisman, Jr., Glenn Scolnik and the spouses of Messrs. Whitney and Atkinson (collectively, the "Management Shareholders," and each individually, a "Management Shareholder") entered into a Shareholders Agreement, dated as of February 22, 1999 (the "Shareholders Agreement"), pursuant to which each Management Shareholder has unconditionally agreed to tender into the Offer all the Shares that such Management Shareholder beneficially owned on February 22, 1999 (in the aggregate, approximately 19% of all then outstanding Shares (approximately 16.5% of the Shares calculated on a fully diluted basis as of such date)), as well as any Shares thereafter acquired by any of them, including upon the exercise of options to acquire Shares (collectively, the "Subject Shares"). Under the Shareholders Agreement, each Management Shareholder has agreed to vote in favor of the Merger and against competing transactions and has granted to Parent and Parent's designees an irrevocable proxy with respect to the Subject Shares to vote such Shares under certain circumstances. The Shareholders Agreement is more fully described in Section 11.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 22, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and that, after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each Share (excluding Shares owned by the Company or any of its subsidiaries or by Parent, Purchaser or any other subsidiary of Parent) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted at the Effective Time into the right to receive the Per Share Amount (or any greater per share amount paid for Shares pursuant to the Offer), in cash payable to the holder thereof without interest and less any required withholding taxes and, in certain circumstances, stock transfer taxes (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

    The Merger Agreement provides that the Company will use its reasonable best efforts to provide that, at the Effective Time, each holder of a then-outstanding option to purchase Shares under any of the Company's 1996 Stock Compensation Plan and 1997 Stock Compensation Plan (collectively, the "Stock Option Plans"), whether or not then exercisable (the "Options"), will, in settlement thereof, receive from the Company for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as the "Option Consideration"). The treatment of Options is more fully described in Section 11.

    The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of Shareholders. The Shareholder vote necessary to approve the Merger is the affirmative vote of the holders of a majority of the issued and outstanding Shares, including Shares held by Purchaser and its affiliates, voting as a single class, at a special meeting of Shareholders. If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser will be able to effect the Merger regardless of how any other Shareholder votes. Further, if Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of the Indiana Business Corporation Law (the "IBCL"), without further notice to, or any action by, any other Shareholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer, and Shareholders should consider this Offer to Purchase as notice to that effect. See Section 11.

    The Company has informed Purchaser that, as of February 22, 1999, there were
(i) 8,325,967 Shares issued and outstanding, (ii) options to purchase 1,163,332 Shares reserved for issuance upon exercise of outstanding stock options granted by the Company, (iii) up to 4,000 Shares in the aggregate issuable pursuant to the Company's Employee Stock Purchase Plan (as described in the 1998 10-K), and
(iv) no Shares of preferred stock of the Company issued and outstanding. Based upon the Shares and stock options outstanding as of such date, at least 4,746,650 Shares would need to be validly tendered pursuant to the Offer and not withdrawn in order for the Minimum Condition to be satisfied.

    No dissenters' rights will be available in connection with the Merger if (i) as of the record date for the Shareholder vote on the Merger the Shares are still listed for quotation on the Nasdaq (as defined in Section 6), or (ii) Purchaser effects a "short-form" merger.

    Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on March 25, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In the event that the Offer is not consummated, Purchaser may seek to acquire Shares through open-market purchases, privately negotiated transactions or otherwise, upon such terms and conditions and at such prices as Purchaser shall determine, which may be more or less than the Per Share Amount and could be for cash or other consideration.

    The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition, (ii) satisfaction of the Listing Condition, and (iii) receipt of Parent Shareholder Approval. The Offer is also subject to certain other conditions set forth in Section 14 (the "Offer Conditions," and each condition individually, an "Offer Condition"). For additional information regarding the Listing Condition and Parent Shareholder Approval, see Section 9.

    Subject to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive the Minimum Condition or impose conditions on the Offer other than the Offer Conditions, (iv) extend the Expiration Date of the Offer except (A) as required by Law and (B) that, in the event that any Offer Condition is not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit such condition to be satisfied and (2) Purchaser may, in its sole discretion, extend the Expiration Date for such period as it may determine to be appropriate (but not beyond June 30, 1999), or (v) amend any term of the Offer in any manner materially adverse to Shareholders (including without limitation amendments resulting in any extension that would be inconsistent with the preceding provisions of this sentence), provided, however, that (1) subject to applicable legal requirements, Parent may cause Purchaser to waive any Offer Condition, other than the Minimum Condition, in Parent's sole discretion, and
(2) the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC. Except as set forth above, and subject to applicable legal requirements, Purchaser may amend the Offer or waive any Offer Condition in its sole discretion. Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

    Subject to the terms of the Merger Agreement and the rights of tendering Shareholders to withdraw their Shares, as described in Section 4, Purchaser will retain all tendered Shares until the Expiration Date.

    Subject to the applicable regulations of the SEC and the terms of the Merger Agreement described above, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay the acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for Shares pending receipt of any regulatory or governmental approvals specified in Section 15, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14, (iii) waive any condition (except, without the prior written consent of the Company, the Minimum Condition), or (iv) except as set forth in the Merger Agreement, otherwise amend the Offer in any respect, in each case by giving oral or written notice of such termination, waiver or amendment to the Depositary. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights pursuant to Section 14.

    Any extension, delay in payment, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to Shareholders in a manner reasonably designed to inform them of such changes), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. If a change is made with respect to the price and the percentage of securities sought, a minimum of 10 business days must be required to allow for adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

    The Company has provided Purchaser with its Shareholder list and security position listings for the purpose of disseminating the Offer to Shareholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's Shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    The Rights Agreement, as amended, is inapplicable to the Offer, the Shareholders Agreement, the Merger Agreement and the transactions contemplated thereby. In the Merger Agreement, the Company represents and warrants that neither the execution of the Merger Agreement or Shareholders Agreement nor the commencement or completion of the Offer or consummation of the Merger or the other transactions contemplated thereby will trigger the Rights Agreement.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not properly withdrawn prior to the Expiration Date as soon as practicable after the later of the following dates:
(i) the Expiration Date, (ii) the satisfaction of the Minimum Condition, (iii) subject to compliance with the applicable rules and regulations of the SEC, the date of satisfaction or waiver of all the other conditions to the Offer set forth in this Offer to Purchase. Subject to the applicable rules of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law or regulation.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to the Shares), (ii) the appropriate Letter(s) of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or in the case of a book-entry transfer of Shares, an Agent's Message), and (iii) all other documents required by the Letter of Transmittal. See Section 3. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined in Section 3) to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that (i) such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal, and (iii) Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering Shareholders whose Shares shall have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest accrue on the consideration to be paid for the Shares by Purchaser, regardless of any delay in making such payment.

    If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Shareholder without expense to the tendering Shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or, from time to time, in part, to one or more of Parent's subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering Shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, PURCHASER WILL PAY THE INCREASED CONSIDERATION FOR ALL OF THE SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

3. PROCEDURE FOR TENDERING SHARES

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either (i) the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (a) certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date, or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date, or (ii) the tendering Shareholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

    THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the applicable Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY OF THE LETTER OF TRANSMITTAL OR SUCH OTHER DOCUMENTS TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal, (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or if certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or owner appears on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a Shareholder wishes to tender Shares pursuant to the Offer and the Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer to Purchase, is received by the Depositary as provided below prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery and a representation that the Shareholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the Shareholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

    Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal. Accordingly, payments may not be made to all tendering Shareholders at the same time, and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding with respect to the payment of the purchase price for Shares purchased pursuant to the Offer, a Shareholder must provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal. See Section 5 below.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or amend any or all of the Offer Conditions, other than the Minimum Condition. Purchaser's interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal, a tendering Shareholder irrevocably appoints designees of Purchaser as his or her attorneys-in-fact and proxies, with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of the Shareholder's rights with respect to the Shares tendered by the Shareholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the Shareholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Shareholder. Purchaser or its designees, as the case may be, will be empowered to exercise all voting and other rights of the Shareholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including without limitation in respect of any annual or special meeting of Shareholders, or any adjournment or postponement of any such meeting.

    Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of Shareholders then scheduled.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer to Purchase, may also be withdrawn at any time after April 26, 1999. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares, or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4.

    The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the terms of the Merger Agreement and provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Shareholders promptly after the termination or withdrawal of the Offer.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then, prior to the release of the certificates, the tendering Shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

    The following is a summary of the material federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time, and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular Shareholder in light of such Shareholder's personal investment circumstances, or those Shareholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Shareholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a Shareholder.

    CONSEQUENCES OF THE OFFER AND THE MERGER TO SHAREHOLDERS. The receipt of the Per Share Amount and the Merger Consideration will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable foreign, state, local and other income tax laws). In general, for federal income tax purposes, a Shareholder will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

    BACKUP TAX WITHHOLDING. Under the Code, a Shareholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Shareholder (i) fails to furnish his or her social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Shareholder should consult with his or her own tax advisor as to its qualifications for exemption from withholding and the procedure for obtaining such exemption.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 10-K") and Annual Report on Form 10-K for the fiscal year ended January 2, 1999 (the "1998 10-K," and, together with the 1997 10-K, the "Company 10-K") and information supplied to Parent by the Company, the principal trading market for the Shares is the Nasdaq Stock Market, Inc.'s National Market (the "Nasdaq") and the Shares trade on the Nasdaq under the symbol "SNSR." The following table sets forth, for the periods indicated, the high and low sale prices per Share reported by the Nasdaq Composite Reporting System, retroactively adjusted to reflect a 4-for-3 stock split effective December 15, 1997, and a 5-for-4 stock split effective June 15, 1998.

    According to the Company 10-K, the Company commenced trading on the Nasdaq on October 2, 1996.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
1996
Fourth Quarter (commencing October 2, 1996)....................................................  $    7.80  $    5.55

1997
First Quarter..................................................................................  $    9.38  $    6.91
Second Quarter.................................................................................       7.88       6.91
Third Quarter..................................................................................       9.45       7.66
Fourth Quarter.................................................................................      14.41       9.00

1998
First Quarter..................................................................................  $   14.59  $   10.00
Second Quarter.................................................................................      15.00      10.80
Third Quarter..................................................................................      15.50      11.06
Fourth Quarter.................................................................................      17.00       8.75

1999
First Quarter (through February 22, 1999)......................................................  $   17.13  $   13.25

    The Company declared (and later paid) a dividend of $0.02 per Share in the second quarter of 1998 and in each quarter thereafter. The Company dividend of $0.02 per Share declared on January 22, 1999, to Shareholders of record on February 26, 1999, will be paid in accordance with its terms on March 19, 1999.

    On February 22, 1999, the last full trading day before the public announcement of Purchaser's intention to acquire the Shares, the last reported sale price on the Nasdaq was $13.50 per Share. On February 25, 1999, the last full trading day before the commencement of the Offer, the last reported sale price on the Nasdaq was $15.91 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

    GENERAL INFORMATION. The Company is an Indiana corporation with its principal executive offices located at 228 Northeast Road, Standish, Maine 04084. The Company designs, manufactures and markets circuit breakers, electronic sensors and electronic ceramic component parts used by original equipment manufacturers in the automotive, appliance and telecommunications markets.

    HISTORICAL FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the Company 10-K. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. The 1997 10-K and the 1998 10-K are incorporated herein by reference. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under "Available Information."

                             CONTROL DEVICES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           FISCAL YEAR ENDED
                                                       ----------------------------------------------------------
                                                          JANUARY 2,
                                                            1999(1)       DECEMBER 27, 1997  DECEMBER 28, 1996(1)
                                                       -----------------  -----------------  --------------------
STATEMENT OF INCOME DATA:
Net sales............................................      $  79,979          $  70,204           $   60,495
Cost of sales........................................         52,080             45,279               38,929
                                                             -------            -------              -------
  Gross profit.......................................         27,899             24,925               21,566
Operating Expenses:
Selling, general and administrative..................         12,077             10,755                9,209
Research and development.............................          5,377              4,421                3,847
                                                             -------            -------              -------
Operating income.....................................         10,445              9,749                8,510
Interest expense.....................................           (297)               170                1,562
                                                             -------            -------              -------
Income before income taxes...........................         10,742              9,579                6,948
Income tax provision.................................          2,878              3,676                2,673
                                                             -------            -------              -------
Net income...........................................      $   7,864          $   5,903           $    4,275
                                                             -------            -------              -------
                                                             -------            -------              -------
Net income applicable to common Shareholders.........          7,864              5,903                4,066
Net income per share:(2)
  Basic..............................................      $    0.95          $    0.71           $     0.77
  Diluted............................................      $    0.90          $    0.69           $     0.77
Weighted average common shares and equivalents
  outstanding:(2)
  Basic..............................................          8,298              8,274                5,252
  Diluted............................................          8,778              8,524                5,271
BALANCE SHEET DATA (AT PERIOD END):
Working capital......................................      $  22,563          $  15,025           $   10,761
Total assets.........................................         60,893             51,049               44,243
Long-term debt, net of current maturities............            152                640                1,320
Redeemable preferred shares..........................             --                 --                   --
Shareholders' equity.................................         41,948             34,089               28,329

------------------------

(1) The Selected Consolidated Financial Data presented for the fiscal year ended December 28, 1996 includes the results of operations of Realisations et Diffusion pour l'Industrie from April 1, 1996, the date of its acquisition by the Company. The Selected Consolidated Financial Data presented for the fiscal year ended January 2, 1999 includes the results of operations of Arnould Electro-Industrie from June 26, 1998, the date of its acquisition by the Company.

(2) On December 15, 1997, the Company effected a 4-for-3 stock split of its Shares which entitled each Shareholder to receive one additional Share for each three outstanding Shares held of record as of the close of business on December 1, 1997. On June 15, 1998, the Company effected a 5-for-4 stock split of its Shares which entitled each Shareholder to receive one additional Share for each four outstanding Shares held of record as of the close of business on May 29, 1998. All Share and per Share amounts in the Selected Consolidated Financial Data have been restated to give retroactive effect to the stock splits.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of those persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the SEC's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the SEC's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the SEC's Website (http://www.sec.gov).

    Although neither Parent nor Purchaser has any knowledge that would indicate that statements contained herein based upon information furnished by the Company or documents and records relating to the Company (collectively, the "Company Information") are untrue, none of Parent, Purchaser, the Dealer Manager or the Information Agent assumes any responsibility for the accuracy or completeness of the Company Information or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Parent and Purchaser.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    Purchaser, an Indiana corporation, was organized to acquire all of the Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned indirectly by Parent. The principal executive offices of Purchaser are located at 2 Cheapside Court, Buckhurst Road, Ascot, Berkshire, England SL5 7RF, United Kingdom.

    Parent is a public limited company registered in England and Wales, with its principal executive offices located at 2 Cheapside Court, Buckhurst Road, Ascot, Berkshire, England SL5 7RF, United Kingdom. Parent is engaged in the design, development, manufacture and supply of products and services in the fields of sensing, measurement and safety testing for the global transportation industry.

    Neither Parent nor Purchaser is subject to the information requirements of the Exchange Act and, therefore, reports relating to each of its business, financial condition and other matters have not been filed with, and will not be available from, the SEC. However, copies of Parent's audited consolidated accounts for the year ended April 30, 1998 and Parent's unaudited interim consolidated accounts for the six months ended October 31, 1998 and a summary of the significant differences between U.S. and U.K. generally accepted accounting principles are attached hereto as Annexes A, B and C, respectively.

    Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto, (i) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed, (a) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, (b) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days, or (c) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (ii) there have been no transactions which would require reporting under the rules and regulations of the SEC between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, and (iii) there have been no contacts, negotiations or transactions between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule 1 hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities of any class of the Company, an election of directors of the Company or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

9. SOURCE AND AMOUNT OF FUNDS

    The Purchaser estimates that the total amount of funds required to purchase, pursuant to the Offer and the Merger, the number of Shares that were outstanding, and subject to future issuance pursuant to outstanding options and purchase plan rights, on a fully diluted basis as of February 22, 1999 will be approximately $145.1 million (net of the exercise price payable with respect to such Options and rights) and that approximately $6.7 million of additional funds will be required to pay fees and expenses related to the Offer and the Merger. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent. Parent intends to fund substantially all of this capital contribution from cash on hand and bank facilities, including a bridge financing facility intended to be repaid through a rights offering by First Technology Funding plc, a wholly owned subsidiary of Parent ("FT Funding"). The rights offering is fully underwritten by Dresdner Kleinwort Benson.

    The descriptions below of the Loan Agreement, the Bridging Agreement and the Underwriting Agreement are qualified in their entirety by reference to the text of such agreements filed as exhibits to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Parent and Purchaser with the SEC in connection with the Offer, which agreements are incorporated herein by reference.

    BANK FACILITIES. Parent will obtain a portion of the funds from a credit facility (the "Credit Facility") pursuant to a loan agreement (the "Loan Agreement"), dated February 23, 1999, among Parent, HSBC Investment Bank PLC, as agent, and The First National Bank of Chicago, HSBC Investment Bank PLC and Dresdner Bank AG, London Branch (the "Banks"). Under the Credit Facility, the Banks will provide Parent with a $40 million term loan and a $40 million revolving credit facility. The proceeds of the Credit Facility will be used to finance, in part, the payment of cash consideration for Shares that have been accepted for payment by the Purchaser and the balance will be used to meet costs and expenses associated with the Merger. The Credit Facility carries interest at a rate equal to 1.1 percent over the U.S. dollar-denominated London Interbank Offered Rate ("LIBOR").

    The term loan facility is repayable in annual installments on April 30th of each year until April 30, 2004. The revolving credit facility is repayable in full on April 30, 2004. The term loan and revolving credit facilities are unsecured, but Parent's subsidiaries will give guarantees for Parent's obligations to the Banks and the Agent. Parent has agreed to cause the Company and its subsidiaries to give guarantees on similar terms upon completion of the Merger.

    The Credit Facility is subject to various customary representations and warranties, financial covenants, cancellation events and a change of control provision. The availability of the Credit Facility depends on the fulfillment of various conditions, including the satisfaction of the Minimum Condition. In addition, if certain representations or warranties are incorrect in any material respect when made or deemed to be made and have not been remedied within a specified cure period, Parent will not be able to obtain funds from the Credit Facility.

    Parent plans to repay borrowings under the Credit Facility and interest thereon out of cash from operations.

    BRIDGING FACILITY. Dresdner Bank AG, London Branch ("Dresdner Bank"), has agreed, in an Agreement dated February 23, 1999, between Parent and Dresdner Bank (the "Bridging Agreement"), to provide a term loan facility of up to L40 million (or $65.2 million, calculated at the February 19, 1999 exchange rate of 1.6295 dollars for each pound) to Parent. The Bridging Agreement is repayable directly from the proceeds of the underwritten rights issue described below, and in any event before April 16, 1999. The Bridging Agreement will carry interest at LIBOR plus mandatory costs, which interest rate is increased by one percent 14 days after the first advance thereunder is made. The Bridging Agreement is unsecured.

    The Bridging Agreement is subject to various customary representations, warranties, and undertakings and an indemnity to Dresdner Bank. The availability of funds under the Bridging Agreement depends on the fulfillment of various conditions, including the obtaining of Parent Shareholder Approval and the satisfaction of the Minimum Condition. In addition, if certain representations or warranties are incorrect in any material respect when made or deemed to be made and have not been remedied within a specified cure period, Parent will not be able to obtain funds from the Bridging Agreement.

    RIGHTS ISSUE. Parent intends to repay funds borrowed under the Bridging Agreement with proceeds from the issuance (the "Rights Issue") of up to 12,029,189 units of convertible unsecured loan stock ("Loan Stock") by way of offering each qualifying shareholder of Parent the right to receive one unit of Loan Stock for every four ordinary shares ("Ordinary Shares") of Parent at a price of 320 pence per unit of Loan Stock, for aggregate proceeds of approximately L38.5 million (or $62.7 million, calculated at the February 19, 1999 exchange rate of 1.6295 dollars for each pound). If the Offer is not consummated, the Loan Stock will be redeemed for its purchase price, plus interest; if the Offer is consummated, the Loan Stock will be converted, into Ordinary Shares.

    The Rights Issue has been fully underwritten in accordance with an underwriting agreement, dated February 23, 1999, among Parent, FT Funding and Kleinwort Benson Securities Limited (the "Underwriting Agreement"). The Underwriting Agreement is conditional, among other things, upon the passing of the resolutions described below under "Parent Shareholder Approval" and the admission of the Loan Stock to the Official List of the London Stock Exchange (the "Admission") becoming effective by 10:00 a.m., London time, on March 12, 1999, or such later date as the parties to the Underwriting Agreement may agree, but not later than March 22, 1999. The Parent Shareholder Approval and the Admission are also conditions to the Offer and are referred to herein as the "Shareholder Approval Condition" and the "Listing Condition."

    Under the listing rules of the London Stock Exchange, a company listed on that exchange is required to make application for admission to listing of any of its shares where dealings are to take place on the London Stock Exchange. Admission of any shares to listing only becomes effective when the decision of the London Stock Exchange to admit the shares to listing has been announced by being disseminated by the electronic systems used by the London Stock Exchange for communicating with its member firms. In the case of the Rights Issue, Admission is expected to take place at 9:00 a.m., London Time, on March 12, 1999, the day following the obtaining of Parent Shareholder Approval at the extraordinary general meeting of Parent's shareholders scheduled to be held on March 11, 1998.

    Under the Underwriting Agreement, Parent has given certain representations, warranties and undertakings and an indemnity to Kleinwort Benson Securities Limited. In certain circumstances, including if a material breach of such representations, warranties and undertakings occurs or is discovered before Admission, Kleinwort Benson Securities Limited has the right to terminate the Underwriting Agreement prior to Admission becoming effective.

    PARENT SHAREHOLDER APPROVAL. The Offer itself is conditioned upon Parent Shareholder Approval. See Section 14.

    On February 23, 1999, Parent mailed to its shareholders a notice of and circular pertaining to an Extraordinary General Meeting (the "Meeting") of Parent to be held on March 11, 1999. At the Meeting, the following resolutions will be proposed and voted upon:

    1. to approve the acquisition of the Company and authorize the borrowings pursuant to the Bridging Facility; and

    2. to increase Parent's authorized share capital in order to permit, among other things, the issuance of the Ordinary Shares contemplated by the Rights Issue.

    Parent's Directors have recommended that Parent's shareholders vote in favor of these resolutions. The affirmative vote of holders of a majority of the Ordinary Shares of Parent represented in person or by proxy at the Meeting is required for Parent Shareholder Approval.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

    Over the past seven years, Parent has considered a number of possible acquisitions, business combinations and other transactions of or with other companies serving the global transportation industry in the supply of sensing, measurement and safety-testing products.

    On March 3, 1998, Dresdner Kleinwort Benson North America LLC (together with Kleinwort Benson Securities Limited, "Dresdner Kleinwort Benson"), Parent's financial adviser, sent a letter to Bruce D. Atkinson, the President, Chief Executive Officer and a Director of the Company, offering to introduce representatives of Parent to the Company for the purpose of exploring a potential alliance. On March 24, 1998, representatives of Dresdner Kleinwort Benson met with Mr. Atkinson and Jeffrey G. Wood, Vice President, Chief Financial Officer, Secretary and Treasurer of the Company at the Company's headquarters in Standish, Maine, for the purpose of obtaining information about the Company.

    On April 29 and 30, 1998, Dr. Fred Westlake, Executive Chairman of Parent, and Oliver G. Burns, Finance Director of Parent, met with Mr. Atkinson and Mr. Wood at the Company's headquarters. The meeting consisted of a general discussion regarding the background of the two companies and their strategic alternatives. On May 18, 1998, Dr. Westlake met in New York City with Ralph R. Whitney, the Chairman of the Board of the Company, to discuss the possibility of a business combination between the Company and Parent. The foregoing discussions and various subsequent discussions focused principally on an exchange of shares resulting in a combined company and various management, governance and similar issues related thereto. The possibility of a small cash component was also considered.

    Following a series of telephonic and fax communications, a confidentiality agreement was entered into between the Company and Parent on June 4, 1998. The confidentiality agreement provided for the mutual exchange of certain information between Parent and the Company and also contained customary "standstill" provisions extending to June 30, 2000.

    On June 15, 1998, Mr. Burns met with Mr. Atkinson and Mr. Wood at the Company's headquarters to learn more about the Company. On June 16, 1998, Dr. Westlake advised the Parent Board of the discussions with the Company. On June 19, 1998, Messrs. Whitney and Atkinson met with Dr. Westlake and Mr. Burns and representatives of Dresdner Kleinwort Benson in Detroit. No agreement could be reached as to price or structure during the meeting and the parties agreed to suspend further negotiations until the Company's design, marketing and consulting services agreement and licensing arrangements with an unaffiliated person (the "Consultant") could be renegotiated.

    In late June 1998 the parties recognized that a significant period of time would be required to complete the negotiations with the Consultant and they agreed to defer further due diligence investigations until that matter was resolved. In mid-August 1998, the Company advised Parent that it had reached an agreement in principle with this individual on the restructuring of their arrangements. As discussed herein, the restructuring was finalized in late December 1998.

    On August 24, 1998, after consultation with various members of Parent's Board of Directors (the "Parent Board"), Dr. Westlake sent a fax to Mr. Whitney seeking to resolve the issues of price and structure. He expressed his preference that a substantial portion of the consideration be in the form of

Parent shares and said that he would be prepared to recommend $18.00 per Company share. Dr. Westlake and Mr. Whitney discussed these issues on August 27 and concurred that they would each support a transaction valued at $18.00 per Company share, payable half in Parent stock and half in cash, subject to due diligence, definitive documentation, satisfactory market conditions and board approvals. Accordingly, a due diligence meeting among representatives of Parent and the Company and their advisers was held in Portland, Maine, on September 2, 1998.

    Prior to such meeting, however, stock market conditions in New York and London had deteriorated markedly. The closing price of Parent shares on the London Stock Exchange (the "Closing Price") dropped from 390.5p on August 21, 1998 (the last trading day preceding Dr. Westlake's fax), to 388.0p on August 26, 1998 (the last trading day preceding the conversation between Dr. Westlake and Mr. Whitney) to 326.0p on September 1, 1998 (the last trading day preceding the Portland meeting). The closing price of the Company's shares dropped from $13.25 on August 21 to $11.63 on September 1.

    Due to these market disruptions, Parent decided to suspend further due diligence investigation of the Company. On September 5, 1998, a representative of Dresdner Kleinwort Benson requested that Mr. Whitney explore alternative prices and structures. Mr. Whitney responded that he wished to let market conditions stabilize, but expressed a willingness to consider an all cash transaction. At a September 10, 1998 meeting, various members of the Parent Board concluded that Parent should not continue to proceed to acquire the Company on the basis of an $18.00 per share price substantially payable in Parent shares.

    During September and October, various efforts were made to address the issues of price and structure in light of then prevailing US and UK market conditions.

    On September 18, 1998, Parent received a report on the Company from AutoFina, a consulting firm experienced in the automotive parts business. AutoFina's report on September 18, 1998 was cautious as to the Company's growth prospects.
    At a September 29, 1998 meeting, the Parent Board considered the possibility of acquiring the Company entirely for cash, but concluded that this should not be done entirely on the basis of debt financing. It was agreed to explore the possibility of a rights offering with Dresdner Kleinwort Benson. Dr. Westlake and Mr. Whitney met in Denver on October 5, 1988 to discuss the situation. On October 9, 1998, the closing price of the Company shares on the Nasdaq reached its 1998 low of $8.75 per share.

    On October 19, 1998, the Parent Board again reviewed the possibility of acquiring the Company in an all cash transaction and reaffirmed that borrowing all the funds required would over-leverage Parent. The Parent Board also concluded, after receiving advice from Dresdner Kleinwort Benson, that the use of a rights offering to partially finance such an acquisition was not practicable due to then prevailing UK stock market conditions. In light of the factors described above, the Parent Board decided to terminate further negotiations with the Company. Dr. Westlake so advised Mr. Whitney on the same day.

    On November 17, 1998, during a review of the Company's operations in Europe, Messrs. Atkinson and Wood met with Dr. Westlake and Mr. Burns at Parent's headquarters in Ascot, England and discussed the Company's business.

    In late November, based upon improving conditions in the UK market and a rise in Parent's stock price on the London Stock Exchange, Dresdner Kleinwort Benson advised Parent that the prospects for a successful rights offering had improved. After deliberation, Parent's management concluded that the acquisition of the Company in an all-cash transaction would be attractive, but only at a price significantly lower than $18.00 per share. Among the factors contributing to the latter decision were Parent's lower estimation of the Company's growth prospects and the continued uncertainty of the worldwide automotive parts markets.

    On December 7, 1998, Dr. Westlake, after consultation with certain Parent Board members, faxed to the Company a draft term sheet proposing to acquire all the Company shares at $16.00 per share in cash, subject to various conditions, including the renegotiation of employment and severance arrangements with Messrs. Atkinson and Wood and Michel Hauser-Kauffmann, Managing Director of the Company's French operations, the agreement of certain officers and directors of the Company to invest $13 million of the proceeds of their Company stock and stock options in Parent stock, and the payment of a termination fee and expenses under customary conditions. On December 9, 1998, the Parent Board reviewed the situation. Price and structure negotiations by telephonic and fax communications continued between the Company and Parent during December.

    On December 27, 1998, the Company and the Consultant entered into an additional license agreement which provides for minimum cash royalty payments. On December 28, 1998, the Consultant and the Company terminated the consulting services agreement signed in April of 1995 and amended the Company's 1995 license agreements with the Consultant to reduce the minimum cash royalty and license payments on certain products. In connection with the termination of such consulting services agreement, the Company paid the Consultant a one time payment of $635,553.

    On January 4, 1999, Dr. Westlake and Mr. Burns met with Mr. Whitney at Parent's headquarters. Mr. Whitney inquired whether Parent would reconsider a share-for-share transaction. Alternatively, he said, he would be prepared to recommend an all cash transaction at a price of $16.25 per share. On January 7, 1999, Mr. Burns sent Mr. Whitney a fax declining to consider a share-for-share proposal, but agreeing to proceed on the basis of $16.25 per share in cash, subject to various conditions. On January 14, 1999, the parties entered into a letter agreement in which the Company agreed to give Parent a period of exclusivity for six weeks in order for Parent to proceed with negotiations and a due diligence investigation. Attached to the letter agreement was a draft "proposed term sheet," which was expressly subject to Parent's completion of due diligence and a working capital review and the signing of definitive documentation. The document contemplated a purchase price of $16.25 per share in cash, investment in Parent stock of $8 million of proceeds by certain officers and directors, a termination fee of $3 million (plus expenses) payable by the Company in customary circumstances, renegotiated employment arrangements with Messrs. Atkinson, Wood and Hauser-Kauffmann, and binding undertakings to accept Parent's offer by the Company directors and Messrs. Wood and Hauser-Kauffmann.

    During January and February 1999 representatives of Parent and its financial, accounting and legal advisors conducted a due diligence investigation of the Company. During the same period, negotiations continued between representatives of Parent and Messrs. Atkinson, Wood and Hauser-Kauffmann on the revised employment arrangements of such Company executives. Negotiations commenced in February, 1999 as to the terms of the Merger Agreement, the Shareholders Agreement and the Subscription Agreement (the "Definitive Company Agreements").

    On February 20, 1999, Dr. Westlake and Mr. Whitney had a telephone conversation in which they agreed that the termination payment would be a $2 million fee plus expenses not to exceed $7 million in the aggregate. They also agreed as to various provisions of the Shareholders Agreement.

    On February 22, 1999, the Parent Board approved the Definitive Company Agreements and the financing arrangements described in Section 9, after the review of such agreements and arrangements with its financial and legal advisors. Also on February 22, 1999, the Company Board approved the Merger Agreement and the Shareholders Agreement after review of such agreements and arrangements with its financial and legal advisors. At such meeting, Cleary Gull rendered its opinion that as of the date of such opinion and subject to certain matters stated therein, the Per Share Amount was fair to the Company's Shareholders from a financial point of view.

    A press release announcing the transaction was issued by Parent and the Company on February 23, 1999.

11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; THE SHAREHOLDERS AGREEMENT; OTHER RELATED AGREEMENTS; AND OTHER MATTERS

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is to enable Purchaser to acquire, in one or more transactions, control of the Company and the entire equity interest in the Company. The Offer is intended to facilitate the acquisition of all of the Shares and to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from Shareholders to Parent and to provide Shareholders promptly with cash equal to the Per Share Amount for all of their Shares.

    PLANS FOR THE COMPANY. Following the Merger, the Company will be operated as an indirect, wholly owned subsidiary of Parent. Except as otherwise described in this Offer to Purchase, and for possible transactions between the Company and other subsidiaries of Parent in connection with the integration of business conducted by the Company with the other businesses of Parent and its subsidiaries, Purchaser, Parent and the directors and officers of Purchaser and Parent listed on Schedule I hereto have no current plans or proposals that would result in (i) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries, (ii) except as otherwise described in the Merger Agreement, any change in the present Company Board or management of the Company, or (iii) any material change in the Company's corporate structure or business.

    Parent intends, from time to time, after completion of the Offer, to evaluate and review the Company's and its subsidiaries' operations and the potential opportunities for rationalization and the achievement of synergies with Parent's operations, and to consider what, if any, changes would be desirable in light of the results of such evaluations and reviews. After any such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances that then exist, and it reserves the right to effect such actions or changes.

THE MERGER AGREEMENT.

    The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference and filed with the SEC as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined at, and copies obtained from, the offices of the SEC in the manner set forth in
Section 7 above. All terms not defined herein have the meanings ascribed to such terms in the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer. Without the prior written consent of the Company, Purchaser will not, and Parent will not cause Purchaser to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive the Minimum Condition or impose conditions on the Offer other than the Offer Conditions, (iv) extend the Expiration Date except (A) as required by law and (B) that, in the event that any Offer Condition is not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit such condition to be satisfied, and (2) Purchaser may, in its sole discretion, extend the Expiration Date for such additional period as it may determine to be appropriate (but not beyond June 30, 1999 (the "Outside Date")), or (v) amend any term of the Offer in any manner materially adverse to Shareholders (including without limitation amendments resulting in any extension which would be inconsistent with the preceding provisions of this sentence), provided, however, that (1) subject to applicable legal requirements, Parent may cause Purchaser to waive any Offer Condition, other than the Minimum Condition, in Parent's sole discretion, and (2) the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC. Except as set forth above and subject to applicable legal requirements, Purchaser may amend the Offer or waive any Offer Condition in its sole discretion. Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or any extension thereof.

    The Company made representations to Parent in the Merger Agreement that: (a) the Company Board has, (i) determined that the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the Company and its Shareholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) taken all other action necessary to render the limitations on control share acquisitions and business combinations contained in Chapters 42 and 43 of the IBCL (or any similar provision) inapplicable to any transactions contemplated by the Merger Agreement, (iv) amended the Company Rights Agreement to, among other things, render it inapplicable to any transactions contemplated by the Merger Agreement, and (v) resolved to recommend acceptance of the Offer by Shareholders and adoption of the Merger Agreement by Shareholders, and (b) Cleary Gull has delivered to the Company Board its opinion that the consideration to be received by Shareholders in the Offer and the Merger is fair to such Shareholders from a financial point of view.

    Pursuant to the Merger Agreement, the Company is not permitted to otherwise amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Company Rights (as defined in the Merger Agreement) or any action to facilitate a Company Takeover Proposal.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly upon the purchase of Shares by Purchaser pursuant to the Offer, and from time to time thereafter, (i) Parent will be entitled to designate such number of directors ("Parent's Designees"), rounded up to the next whole number, as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of (A) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (B) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"); provided, however, that if the number of Shares purchased pursuant to the Offer equals or exceeds a majority of the outstanding Shares, the Board Percentage will in all events be a majority of the members of the Company Board, and (ii) the Company will, upon request by Parent, promptly satisfy the Board Percentage by (A) increasing the size of the Company Board or (B) using its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Company Board, or both, and will use its reasonable best efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, the Company will take all lawful action necessary to effect any such election. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself, the Parent's Designees and Parent's officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to be included in the Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board will include at least two Continuing Directors (as defined below).

    The Merger Agreement further provides that, notwithstanding any other provision of the Merger Agreement, the Company articles of incorporation or bylaws, or of applicable law to the contrary, following the election or appointment of Parent's Designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, extension by the Company for the performance or waiver of the obligations or other acts of Parent or Purchaser under the Merger Agreement or waiver by the Company of the Company's rights under the Merger Agreement will require the affirmative vote of the majority of the Continuing Directors. "Continuing Directors" means at any time, (i) those directors of the Company who are directors on the date of the

Merger Agreement and who voted to approve the Merger Agreement, and (ii) such additional directors of the Company who are not affiliated with Parent, Purchaser or any of their affiliates and who are designated as "Continuing Directors" for purposes of the Merger Agreement by a majority of the Continuing Directors in office at the time of such designation.

    THE MERGER. The Merger Agreement provides that on its terms and subject to its conditions, at the Effective Time, Purchaser will be merged with and into the Company in accordance with the applicable provisions of the IBCL, and the separate corporate existence of Purchaser will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation") in accordance with the IBCL.

    The articles of incorporation of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with its terms and the IBCL will be the articles of incorporation of Purchaser immediately prior to the Effective Time. The bylaws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with its terms, the Surviving Corporation's articles of incorporation and the IBCL will be the bylaws of Purchaser immediately prior to the Effective Time.

    The members of the initial Board of Directors of the Surviving Corporation will be the members of the Board of Directors of Purchaser immediately prior to the Effective Time. All of the members of the Board of Directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation. The officers of the Surviving Corporation will consist of the officers of the Company immediately prior to the Effective Time. Such Persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

    CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or Shareholders, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled as described below) and any Shares issuable upon exercise of any option, conversion or other right to acquire Shares existing immediately prior to the Effective Time will be canceled and extinguished and be converted into the right to receive the Per Share Amount, or such higher per Share amount as is paid in the Offer, in cash payable to the holder thereof, without interest (the "Merger Consideration"), in accordance with the Merger Agreement. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing any such Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with the Merger Agreement. Any payment will be made net of applicable withholding taxes to the extent such withholding is required by law. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    The Merger Agreement further provides that each Share held in the treasury of the Company and each Share owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) will be automatically canceled and retired and will cease to exist and no payment or other consideration will be made with respect thereto.

    Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately before the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which, in accordance with the Merger Agreement, will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

    COMPANY STOCK OPTION PLANS. The Merger Agreement provides that notwithstanding the provisions of the Merger Agreement applicable to Rights (as defined therein), the Company will use its reasonable best efforts (which include satisfying the requirements of Rule 16b-3(e) promulgated under Section 16 of the Exchange Act, without incurring any liability in connection therewith) to provide that, at the Effective Time, each holder of an Option will, in settlement thereof, receive from the Company for each Share subject to such Option, the Option Consideration; provided, however, that with respect to any Person subject to Section 16(a) of the Exchange Act, any such amount will be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act and otherwise any such amount will be paid within five business days after the Effective Time. Notwithstanding anything herein stated, no Option Consideration will be paid with respect to any Option unless, at or prior to the time of such payment, such Option is canceled and the holder of such Option has executed and delivered a release of any and all rights the holder had or may have had in respect of such Option. The Company will cooperate with Parent in developing and taking any actions reasonably designed to minimize the exercise of Options by the holders thereof prior to the Offer Completion Date (as defined in the Merger Agreement).

    The Merger Agreement further provides that, notwithstanding the provisions of the Merger Agreement applicable to Rights, prior to the Effective Time, the Company will use its reasonable best efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by the Merger Agreement. Except as otherwise agreed to by the parties, the Stock Option Plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof will be canceled as of the Effective Time. Notwithstanding the foregoing, if requested by Parent, the Company will use its reasonable best efforts to assure that following the date of the Merger Agreement, no participant in the Employee Stock Purchase Plan (as defined in the Merger Agreement) of the Company will have any right to elect, to participate or to make any contribution thereunder, and the Company will take all actions as may be available to it to cause such plan to be suspended in respect of equity securities of the Company or the Surviving Corporation other than as to Shares the payment for which was deducted from the employee's payroll at or prior to the date of the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by the Company with respect to: (i) existence, standing and corporate power, (ii) authority and validity and effect of the Merger Agreement, (iii) capitalization, (iv) subsidiaries, (v) other interests, (vi) no conflicts and required filings and consents, (vii) compliance with laws, (viii) SEC documents,
(ix) litigation, (x) absence of certain changes, (xi) taxes, (xii) property,
(xiii) millennium compliance, (xiv) contracts, (xv) environmental matters, (xvi) Company benefit plans and ERISA compliance, (xvii) state takeover statutes, (xviii) voting requirements, (xix) no brokers, (xx) opinion of the Company,
(xxi) offer documents and proxy statements, and (xxii) the Company Rights Agreement.

    Parent and Purchaser have also made certain representations and warranties with respect to: (i) existence, standing and corporate power, (ii) authority, validity and effect of the Merger Agreement, (iii) no conflicts and required filings and consents, (iv) no brokers, (v) offer documents and proxy statements, and (vi) financing.

    No representations and warranties made by the Company, Parent or Purchaser will survive beyond the Effective Time.

    SHAREHOLDER MEETING. The Merger Agreement provides that the Company will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of Shareholders (the "Company Shareholders Meeting") as promptly as practicable after the Offer Completion Date to consider and vote upon the approval and adoption of the Merger Agreement and the Merger. The Company Board will recommend approval and adoption of the Merger Agreement at the request of Parent or Purchaser. The Company Board will recommend such approval and adoption, and the Company will take all lawful action to solicit such approval, including without limitation timely mailing any proxy statement; provided, however, that such recommendation (but not such actions to convene the Company Shareholders Meeting) is subject to any action, including any withdrawal or change of its recommendation, taken by, or upon authority of, the Company Board, as the case may be, in the exercise of its good faith judgment based upon and in conformity with the written opinion of outside counsel (notice of which will be promptly given to Parent and Purchaser) that such action is required in order to satisfy the fiduciary duties of the members of the Company Board to Shareholders imposed by law. Without limiting the generality or effect of any other provision of the Merger Agreement, the Company's obligations to convene the Company Shareholder Meeting will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal (as defined in the Merger Agreement).

    The Merger Agreement also provides that, notwithstanding the above, in the event that Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective in accordance with the IBCL without a meeting of Shareholders as soon as practicable after the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer.

    CONDUCT OF BUSINESS PENDING THE MERGER. The Company has agreed that during the period from the date of the Merger Agreement until the Effective Time, except as expressly provided for in the Merger Agreement, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and in compliance in all material respects with all applicable laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality or effect of the foregoing, during the period from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent:

        (i) other than the Company's regular quarterly dividend of $0.02 per Share and except as otherwise provided in the Merger Agreement, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) except for the issuance of Shares pursuant to the exercise of Options outstanding on the close of business on the last business day immediately preceding the date of the Merger Agreement or pursuant to the Employee Stock Purchase Plan to the extent Shares have been paid for with payroll deductions at or prior to the date of the Merger Agreement, issue, deliver, sell, pledge or otherwise encumber any potential voting securities or convertible securities;

        (iii) amend its articles of incorporation, bylaws or other comparable organizational documents;

        (iv) acquire by any means any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

        (v) dispose of or encumber in any way any of its properties or assets, other than (A) in the ordinary course of business consistent with past practice and (B) sales of assets which do not individually or in the aggregate exceed $200,000;

        (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any subsidiary of the Company or to officers and employees of the Company or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

        (vii) make any capital expenditure or capital expenditures other than capital expenditures set forth in the operating budget of the Company dated February 4, 1999, as previously delivered to Parent, other than expenditures in the ordinary course of business consistent with past practice that individually or in the aggregate do not exceed $200,000;

        (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles, or make or change any tax election or settle or compromise any material tax liability or refund;

        (ix) except as required by law or contemplated by the Merger Agreement, enter into, adopt or amend in any material respect or terminate any Stock Option Plan or any other agreement, plan or policy involving the Company or any of its subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

        (x) other than as disclosed by Company to Parent, hire or terminate the employment of any executive officer or key employee or increase the compensation of any director, executive officer or other key employee of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the Merger Agreement to any such person;

        (xi) enter into or amend in any material respect any Material Contract (as defined in the Merger Agreement) or enter into any contract or agreement, written or oral, with any affiliate, associate or relative of Parent, or make any payment to or for the benefit of, directly or indirectly, any of the foregoing;

        (xii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries; or

        (xiii) authorize, or commit or agree to take, any of the foregoing actions.

    CONSENTS, APPROVALS AND FILINGS. The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties will use all reasonable efforts to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including without limitation, (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making of all necessary registrations and filings (including filings with governmental entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity,

(ii) obtaining all necessary consents, approvals or waivers from third parties, and (iii) execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

    In connection with and without limiting the foregoing, the Company and Parent will, and Parent will cause Purchaser to, (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action necessary to ensure that the Offer and the Merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation thereon.

    Notwithstanding any other provision of the Merger Agreement, in no event will Parent be required to agree to any divestiture, hold-separate or other requirement in connection with the Merger Agreement or any of the transactions contemplated thereby.

    PUBLICITY. The Merger Agreement provides that the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated by the Merger Agreement and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) will be assumed by the Surviving Corporation and the Surviving Corporation will be directly responsible for such indemnification, without further action, as of the Effective Time and indemnification rights provided in such articles of incorporation will continue in full force and effect in accordance with their respective terms. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of the Surviving Corporation will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) of the Surviving Corporation. These provisions, (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    The Merger Agreement also provides that the Surviving Corporation will maintain in effect for not less than six years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its subsidiaries on the date thereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of the Merger Agreement, then the Surviving Corporation will provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate.

    EMPLOYEE BENEFIT MATTERS. The Merger Agreement provides that, on and after the Effective Time, the Surviving Corporation will promptly pay or provide when due all compensation and benefits as provided pursuant to the terms of, and to honor in accordance with their current existing terms (except to the extent amended or terminated in accordance with such terms), all compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date of the Merger Agreement for all employees (and former employees) and directors (and former directors) of the Company and its subsidiaries.

    The Merger Agreement further provides that, for the period commencing at the Effective Time and ending on December 31, 1999, the Surviving Corporation will provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of the Surviving Corporation and its subsidiaries (other than employees covered by a collective bargaining agreement) that are no less favorable in the aggregate than those provided pursuant to the plans, programs and arrangements (other than those related to the equity securities of the Company) of the Company and its subsidiaries in effect on the date of the Merger Agreement; provided, however, that nothing in the Merger Agreement will prevent the amendment or termination of any specific plan, program or arrangement except that the Company's severance plan/policy will not be amended to reduce the benefits thereunder with respect to terminations of employees occurring before December 31, 1999, require that the Surviving Corporation provide or permit investment in the securities of Parent, the Company or the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to comply with applicable law.

    The Merger Agreement also provides that employees of the Surviving Corporation will be given credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company, under each employee benefit plan, program, or arrangement of Parent in which such employees are eligible to participate for all purposes, except for purposes of benefit accrual, under defined benefit pension plans, and, in all cases, except to the extent such credit would result in duplication of benefits. If employees of the Surviving Corporation and its subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its subsidiaries, Parent will cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company and its subsidiaries and (ii) honor any deductible and out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation. Notwithstanding the foregoing, in no event will the employees be entitled to any credit for service, deductibles or out of pocket expenses to the extent that it would result in a duplication of benefits with respect to the same period of service, deductible or out of pocket expenses.

    Notwithstanding anything in the Merger Agreement to the contrary, from and after the Effective Time, the Surviving Company will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Company.

    NO SOLICITATION. The Merger Agreement provides that the Company, its affiliates and their respective officers, directors, employees, representatives and agents will immediately cease any existing discussions or negotiations, if any, with any parties with respect to any Company Takeover Proposal. The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including without limitation by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or reasonably may give rise to any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the date on which Purchaser purchases Shares in the Offer (the "Offer Completion Date"), the Company Board determines in good faith, based upon and in conformity with the written opinion of outside counsel, that failure to do so would result in a breach of its fiduciary duties to Shareholders under applicable law, the Company may, in response to a Superior Proposal (as defined below) which was not solicited by it and did not otherwise result from a breach of any provision of the Merger Agreement, (A) furnish information with respect to the Company and each of its subsidiaries to any person pursuant to a customary confidentiality agreement not more favorable to the recipient of such information than the Confidentiality Agreement (as defined in the Merger Agreement) and (B) participate in negotiations regarding such Superior Proposal. "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer for Shares for any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction that is intended or could prevent the completion of the transactions contemplated hereby and "Superior Proposal" means a bona fide written Company Takeover Proposal that (i) involves the direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its subsidiaries or 50% or more of any class of equity securities of the Company or any of its subsidiaries, (ii) involves payment of consideration to the Company's Shareholders and other terms and conditions that, taken as a whole, are superior to the Offer and the Merger, and (iii) is made by a person reasonably capable of completing such Company Takeover Proposal, taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal and the person making such Company Takeover Proposal.

    The Merger Agreement further provides that, except as permitted therein, neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, (iii) cause or authorize the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"), or (iv) release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. Notwithstanding the foregoing, in the event that prior to the Offer Completion Date, the Company Board determines in good faith, after the Company has received a Superior Proposal and based upon and in conformity with the written opinion of outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Company's Shareholders under applicable law, the Company Board may, subject to the terms of the Merger Agreement, withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement, approve or recommend a Superior Proposal or terminate the Merger Agreement; provided, however, that not less than five business days prior to such termination, the Company will notify Parent of its intention to terminate the Merger Agreement pursuant to this paragraph and will cause its financial and legal advisers to negotiate in good faith with Parent and Parent's financial and legal advisers during such five-day period to make such adjustments in the terms and conditions of the Merger Agreement as are acceptable to Parent and would cause such Company Takeover Proposal not to be a Superior Proposal.

    In addition to the obligations of the Company described above, the Company will (i) immediately advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal and (ii) keep Parent informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

    PARENT SHAREHOLDERS' MEETING. The Merger Agreement provides that Parent will use its reasonable best efforts to convene an extraordinary general meeting of its shareholders (the "Parent Shareholders Meeting") to be duly called and held as soon as reasonably practicable for the purpose of obtaining Parent Shareholder Approval. Subject to fiduciary obligations and requirements of applicable law under the terms of the Merger Agreement, the Board of Directors of the Parent will recommend to its shareholders each of the matters required for Parent Shareholder Approval and will use reasonable effects to solicit such approval. Parent Shareholder Approval means, to the extent required by applicable law and the rules of the London Stock Exchange, the authorization and approval by a majority of the holders of ordinary shares of Parent of (a) the Merger Agreement, the Shareholders Agreement, the Subscription Agreement and the transactions contemplated thereby, (b) the increase in the authorized share capital of Parent to the extent necessary to facilitate the transactions contemplated by the Merger Agreement and by the Subscription Agreements, and (c) the Directors of Parent to allot securities within the meaning of Section 80 of the Companies Act of 1985 of England and Wales, as amended, to the extent necessary to facilitate the transactions contemplated by the Merger Agreement and by the Subscription Agreements.

    FINANCING. The Merger Agreement provides that Parent and Purchaser have available funds and financing and underwriting commitments for funds which are, in the aggregate, sufficient for the purchase of the outstanding Shares pursuant to the Offer and the Merger and to perform their respective obligations under the Merger Agreement. As of the date of the Merger Agreement, such commitments had not been withdrawn and, to the knowledge of Parent, there were no facts or circumstances existing as of the date of the Merger Agreement that would result in any of the conditions to funding such commitments not being satisfied.

    FEES AND EXPENSES. The Merger Agreement provides that, except for Termination Fees described below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company will bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement, the
Schedule 14D-9, the Schedule 14D-1 and the other Offer Documents (including SEC filing fees) and (ii) the filings of the pre-merger notification and report forms under the HSR Act (including filing fees).

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger will be subject to the fulfillment at or written waiver (as applicable) prior to the Closing Date, of the following conditions:

        (a) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer, provided, that this condition shall be deemed to have been satisfied with respect to the obligations of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement;

        (b) The Merger Agreement and the transactions contemplated thereby shall have been approved in the manner required by applicable law by Shareholders; and

        (c) No order or law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

    The obligations of Parent and Purchaser to effect the Merger will be subject to the fulfillment at or prior to the Closing Date (or such other date as may be specified in the Merger Agreement) of the additional condition that the Company shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date.

    TERMINATION AND FEES. The Merger Agreement may be terminated at any time prior to the Effective Time, whether or not Company Shareholder Approval or Parent Shareholder Approval has been obtained, by the mutual consent of Parent and the Company.

    The Merger Agreement may be terminated by action of the Board of Directors of either Parent or the Company, whether or not Company Shareholder Approval or Parent Shareholder Approval has been obtained, if (a) the Offer shall not have been consummated by the Outside Date; provided, however, that no party may terminate the Merger Agreement if such party's failure to fulfill any of its obligations under the Merger Agreement, shall have been the reason that the Offer Completion Date shall not have occurred on or before such date, (b) any governmental entity permanently enjoined, restrained or otherwise prohibited the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or (c) the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased as a result of the failure of any of the Offer Conditions to be satisfied prior to the Expiration Date or any extension thereof, provided that any such termination will not be effective unless and until the Company shall have paid to Purchaser the fees and expenses described below.

    The Merger Agreement further provides that it may be terminated at any time prior to the Offer Completion Date, whether or not Parent Shareholder Approval has been obtained, by action of the Company Board, if (a) there has been a material breach by Parent or Purchaser of any representation or warranty contained in the Merger Agreement which is not curable or is not cured by the Outside Date and such breach had or could reasonably be likely to have a Parent Material Adverse Effect (as defined in the Merger Agreement), (b) there has been a material breach of any of the covenants set forth in the Merger Agreement on the part of Parent or Purchaser, which breach is not curable or is not cured within 15 calendar days after written notice of such breach is given, or (c) in accordance with the Company Acquisition Agreement provisions of the Merger Agreement, provided that any such termination will not be effective unless and until the Company pays to Purchaser the fees and expenses described below.

    In addition, Parent may terminate the Merger Agreement at any time prior to the Offer Completion Date, whether or not Parent Shareholder Approval has been obtained, if (a) there has been a material breach by the Company of any representation or warranty contained in the Merger Agreement which is not curable or is not cured by the Outside Date and such breach had or could reasonably be likely to have a Company Material Adverse Effect (as defined in the Merger Agreement), (b) the Company materially breached any of the covenants set forth in the Merger Agreement on the part of the Company, which breach is not curable or is not cured within 15 calendar days after written notice of such breach is given to the Company, (c) the Company Board (i) withdrew or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement, the Offer or the Merger or failed to reconfirm its approval or recommendation within five business days after Parent's written request to do so, (ii) approved or recommended, or proposed publicly to approve or recommend, a third-party Company Takeover Proposal to Shareholders, (iii) caused the Company to take any action that would have constituted a breach of the Company Acquisition Agreement prohibitions contained in the Merger Agreement, including without limitation authorizing the Company to enter into a Company Acquisition Agreement, (iv) approved the breach of the Company's obligation under the Company Acquisition

Agreement prohibitions, or (v) resolved to take any of the foregoing actions,
(d) any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 25% of the outstanding Shares (either on a primary or fully diluted basis), or (e) Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting, provided that any termination described in this paragraph will not be effective unless and until the Company shall have paid to Purchaser the fees and expenses described below.

    The Merger Agreement provides that in the event of termination of the Merger Agreement, certain obligations of the parties to the Merger Agreement will terminate. In the event of the termination of the Merger Agreement, nothing therein will prejudice the ability of the non-breaching party to seek damages from any other party for any prior deliberate or willful breach of the Merger Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity with respect thereto. Furthermore, the Merger Agreement provides that the Company will pay to Purchaser an amount equal to $2.0 million (the "Termination Fee") in any of the following circumstances: (i) the Merger Agreement is terminated at such time that the Merger Agreement is terminable pursuant to paragraphs 5(c) or 6(c), above; (ii) the Merger Agreement is terminated by either Parent or the Company pursuant to paragraph 3 or 4, above, and at the time of such termination each of the following is true: (1) the Minimum Condition shall not have been satisfied; (2) the Company shall not have the right to terminate the Merger Agreement pursuant to paragraph 5(a) or 5(b), above; and (3) the Listing Condition and the Shareholder Approval Condition shall have been satisfied; or (iii) the Merger Agreement is terminated by Parent pursuant to paragraph 6(a), 6(b) or 6(d), above, and each of the following occurs: (A) prior to such termination, a Company Takeover Proposal is
(x) publicly disclosed or has been made directly to Shareholders generally or
(y) any person (including without limitation the Company or any of its subsidiaries) publicly announces an intention (whether or not conditional) to make such a Company Takeover Proposal and (B) prior to the termination of the Merger Agreement or within 12 months after the termination thereof, the Company or a subsidiary thereof enters into a Company Acquisition Agreement or closes a Company Takeover Proposal (such termination events, collectively, a "Takeover Proposal Termination").

    If the Merger Agreement is terminated in circumstances where a Termination Fee is then payable, then in any such case the Company will promptly, but in no event later than two business days after submission of a request therefor, pay to Parent an amount equal to Parent's documented expenses; provided, however, that in no event will the total of the expenses paid by the Company ("Expenses") plus any Termination Fee paid by the Company exceed $7 million. "Expenses" means all out-of-pocket fees, costs and other expenses incurred or assumed by Parent or Purchaser or any of their affiliates or incurred on their behalf in connection with the Merger Agreement or any of the transactions contemplated thereby, including but not limited to in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, or any commitments or agreements relating to such financing, including, without limitation, fees, expenses and selling and underwriting commissions or other amounts payable to any banks, investment banking firms, underwriters, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Offer, the Merger and any other transactions contemplated by the Merger Agreement or structuring, negotiating or advising with respect to such transactions or financing, and all fees and expenses of counsel, accountants, experts and computer, environmental, actuarial, insurance and other consultants to Parent or Purchaser.

    If a Termination Fee is payable pursuant to a Takeover Proposal Termination, then the Company will pay the Termination Fee and Expenses to Parent upon the signing of a Company Acquisition Agreement or, if no Company Acquisition Agreement is signed, then at the closing (and as a condition to the closing) of a Company Takeover Proposal. Notwithstanding any other provision of the Merger Agreement, (i) in no event may the Company enter into a Company Acquisition Agreement unless, prior thereto, the Company has paid any amount due under the terms described above or which will become due under the terms described above, (ii) the Company may not terminate the Merger Agreement under paragraph 5(c), above, unless prior thereto it has paid any amount due under the Merger Agreement to Parent, (iii) any amount due in the event that the Merger Agreement is terminated under paragraph 5(c) or 6(c) and in circumstances in which the Company has not entered into a Company Acquisition Agreement will be payable promptly, but in no event more than two business days after request therefor is made, and (iv) any amount due under the Merger Agreement will be paid on the date due in immediately available funds wire transferred to the account designated by the person entitled to such payment.

    The Merger Agreement further provides that the termination fees and expenses provisions thereof will survive any termination of the Merger Agreement.

    AMENDMENT. The Merger Agreement may be amended by the parties thereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by Shareholders of the Company but after any such Shareholder approval, no amendment will be made that by law requires the further approval of such Shareholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

    ASSIGNMENT. Neither the Merger Agreement nor any of the rights, interests or obligations thereunder may be assigned by any of the parties thereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, the Merger Agreement will be binding upon and will inure to the benefit of the parties thereto and their respective successors and assigns. Notwithstanding anything contained in the Merger Agreement to the contrary, nothing in the Merger Agreement, expressed or implied, is intended to confer on any person other than the parties thereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of the Merger Agreement.

    TIMING. The exact timing and details for the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Purchaser has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

CONFIDENTIALITY AND STANDSTILL AGREEMENT.

    The Company and Parent entered into a Confidentiality and Standstill Agreement which constitutes part of the entire agreement between the parties. The Company and Parent agreed to furnish certain confidential non-public information to each other in contemplation of a possible business combination and they agreed to use such information solely for the sole purpose of evaluating a possible business transaction and that such information would be kept confidential unless required by law to disclose it. In consideration of the exchange of confidential non-public information, Parent and the Company agreed that until June 30, 2000, neither party would acquire, directly or indirectly, any securities of the other or any subsidiaries of the other party or seek to vote or influence the voting of the securities of the other party without the prior written consent of the Board of Directors of the other party. The parties further agreed not to solicit employees, customers, suppliers or competitors of the other party or their subsidiaries (other than customer, supplier or competitor contacts in the ordinary course of business) until the earlier of the consummation of a business combination between the parties or June 30, 2000. Parent and the Company agreed that monetary damages in the event of a breach would be insufficient and a non-breaching party shall be entitled to equitable relief. The Merger Agreement amends the standstill provisions of the Confidentiality Agreement to permit Parent, Purchaser or any of their respective affiliates or representatives to (a) effect any transaction permitted or contemplated by the Merger Agreement or the Shareholders Agreement and (b) take any action otherwise prohibited thereby (i) in the event that another person publicly announces a Company Takeover Proposal and (ii) after the Offer Completion Date.

THE SHAREHOLDERS AGREEMENT.

    In connection with the execution of the Merger Agreement, the Parent, Purchaser and Management Shareholders entered into a Shareholders Agreement. The following is a summary of the material terms of the Shareholders Agreement. This summary is not a complete description of the terms and conditions of the Shareholders Agreement and it is qualified in its entirety by reference to the full text of the Shareholders Agreement, which is incorporated by reference and filed with the SEC as an exhibit to the Schedule 14D-1. The Shareholders Agreement may be examined at, and copies obtained from, the offices of the SEC as set forth in Section 7 above. All terms not defined herein have the meanings ascribed to such terms in the Shareholders Agreement or, if not in the Shareholders Agreement, in the Merger Agreement.

    TENDER OF SHARES. Upon the terms and subject to the conditions of the Shareholders Agreements, each Management Shareholder has agreed to validly tender pursuant to and in accordance with the terms of the Offer, not later than the tenth business day after commencement of the Offer, all of its Management Shareholder Subject Shares (as defined in the Shareholders Agreement). The Shareholders Agreement will terminate upon the purchase of all the Subject Shares by Purchaser pursuant to the Offer.

    VOTING OF SHARES. During the Voting Agreement Period (as defined in the Shareholders Agreement), each Management Shareholder has agreed to vote (or cause to be voted) all of its Subject Shares (i) in favor of the adoption of the Merger Agreement and any other matter necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement, and (ii) against any Adverse Proposal (as defined in the Shareholders Agreement), and against any action or agreement that would be expected to make any representation or warranty contained in the Shareholder Agreement untrue or incorrect or have the effect of impairing the ability of a Management Shareholder to perform his obligations under the Shareholder Agreement or prevent or delay the consummation of the transactions contemplated thereby.

    IRREVOCABLE PROXY. Each Management Shareholder has appointed Parent and Parent's Designees as proxies to vote all of such Management Shareholder's Subject Shares or grant a written consent in respect of such Subject Shares to secure the performance of its duties under the Shareholders Agreement. Each of these proxies is coupled with an interest and is irrevocable. For Subject Shares where a Management Shareholder is the beneficial but not the record owner, such Management Shareholder will use his best efforts to cause any record owner of such Subject Shares to grant to Parent a proxy to the same effect as contained herein.

    RESTRICTION ON TRANSFER OF SUBJECT SHARES, PROXIES AND
NONINTERFERENCE. Each Management Shareholder has agreed not to directly or indirectly, (a) except pursuant to the terms of the Shareholders Agreement and the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its Subject Shares, (b) except pursuant to the terms of the Shareholders Agreement, grant any proxies or powers of attorney, deposit any of its Subject Shares into a voting trust or enter into a voting agreement with respect to such Subject Shares, or (c) except within the terms of a prior written request of Parent, exercise any of the Subject Options (as defined in the Shareholders Agreement), or (d) take any action that would reasonably be expected to make any representation or warranty contained therein untrue or incorrect or have the effect of impairing the ability of such Management Shareholder to perform its obligations under the Shareholders Agreement or preventing or delaying the consummation of any of the transactions contemplated thereby.

    NO SOLICITATION. Each Management Shareholder has agreed not to take, or authorize or permit any of its officers, directors, employees, agents or representatives (including any investment banker, financial adviser, attorney or accountant) to take, any action that the Company would be prohibited from taking under the "no solicitation" provisions of the Merger Agreement.

    In connection with the Merger, each Management Shareholder waived any appraisal or dissenter's rights that he or she may have. The Management Shareholders agreed not to exercise any purchase rights or rights of first refusal with respect to any Shares.

    TERMINATION. The Shareholders Agreement may be terminated in any one of the following circumstances: (i) upon the purchase of all of the Subject Shares pursuant to the Offer, or (ii) by the mutual consent of the Company Boards, the Parent Board and Shareholders representing a majority of the Subject Shares subject to the Management Shareholders Agreement.

THE SUBSCRIPTION AGREEMENT.

    In connection with the execution of the Merger Agreement, Parent and each of Ralph R. Whitney, Jr., Bruce D. Atkinson, Jeffrey G. Wood, Michel Hauser-Kauffmann, Forrest E. Crisman, Jr. and Glenn Scolnik, officers and directors of the Company (the "Investors"), entered into a Subscription Agreement, dated February 22, 1999 (the "Subscription Agreement"). The following is a summary of the material terms of the Subscription Agreement. This summary is not a complete description of the terms and conditions of the Subscription Agreement and is qualified in its entirety by reference to the full text of the Subscription Agreement, which is incorporated by reference and filed with the SEC as an exhibit to the Schedule 14D-1. The Subscription Agreement may be examined at, and copies obtained from, the offices of the SEC as set forth in
Section 7 above. All terms not defined herein have the meanings ascribed to such terms in the Subscription Agreement or, if not in the Subscription Agreement, in the Merger Agreement.

    SUBSCRIPTION FOR SHARES. Under the Subscription Agreement, upon the consummation of the Offer, each Investor has agreed to invest a portion of the cash consideration payable to him (or to certain accounts for his benefit) in the Offer in Ordinary Shares of Parent ("Parent Shares"). The number of Parent Shares that each Investor has agreed to purchase will be determined by dividing the following "Investment Amounts" by the Per Share Purchase Price, which is defined below:

INVESTOR                                                                    INVESTMENT AMOUNT
--------------------------------------------------------------------------  ------------------
R. Whitney................................................................    $    2,732,725
B. Atkinson...............................................................    $    1,310,987
J. Wood...................................................................    $      873,991
M. Hauser-Kauffmann.......................................................    $      349,566
F. Crisman................................................................    $    1,366,366
G. Scolnik................................................................    $    1,366,366
                                                                            ------------------
                                                                              $    8,000,001
                                                                            ------------------
                                                                            ------------------

    In the event the division of an Investment Amount by the Per Share Purchase Price gives rise to a fractional Parent Share, the applicable Investment Amount will be reduced by an amount equal to such fractional Parent Share multiplied by the Per Share Purchase Price.

    The "Per Share Purchase Price" will be equal to the higher of (i) the middle market price of a Parent Share, as derived from the Official List of the London Stock Exchange, on the last business day in London immediately prior to the Subscription Closing Date (defined below), and (ii) 80% of the Adjusted Pre-Offer Market Price. The "Adjusted Pre-Offer Market Price" means the middle market price of a Parent Share, as derived from the Official List of the London Stock Exchange on the last business day (the "Pre-Offer Date") in London immediately prior to the date on which the Offer is publicly announced by Parent, as adjusted to reflect the Rights Offering. The Adjusted Pre-Offer Market Price will be calculated by (i) adding (a) Parent's aggregate market capitalization on the Pre-Offer Date, plus (b) the aggregate proceeds of the Rights Offering, and (ii) dividing the sum of (a) and (b) by the sum of the number of Parent Shares outstanding on the Pre-Offer Date and the number of Parent Shares sold in the Rights Offering.

    The closing of the transactions contemplated by the Subscription Agreement (the "Subscriptions") will take place on the next business day (the "Subscription Closing Date") following the payment by Parent or its subsidiary to the Investors of the cash consideration payable to them upon the consummation of the Offer. Each Investor has agreed that, to accomplish the payment of his Investment Amount, Parent will withhold from the cash consideration payable to him in connection with the Offer an amount equal to his Investment Amount. The Subscription Agreement provides for an adjustment to the type and number or amount of Parent Shares and the Per Share Purchase Price payable therefor in the event of any change in the capital stock of Parent by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, extraordinary distribution or similar transaction.

    COVENANTS OF INVESTORS. Each Investor has agreed to comply with one of the following two restrictions on transfer and resale of the Parent Shares: (i) for a period of 18 months from the Subscription Closing Date, such Investor will not sell, transfer or otherwise dispose of his legal or beneficial interest in any of the Parent Shares issued to him pursuant to the Subscription Agreement or any further shares allotted and issued by way of capitalization or bonus issue in respect of or with reference to such Parent Shares; or (ii) (a) for a period of 12 months from the Subscription Closing Date, such Investor will not sell, transfer or otherwise dispose of his legal or beneficial interest in any of the Parent Shares issued to him pursuant to the Subscription Agreement or any further shares allotted and issued by way of capitalization or bonus issue in respect of or with reference to such Parent Shares, (b) on the first anniversary of the Subscription Closing Date, or if such day is not a business day in London, the next following business day in London, such Investor shall be entitled to sell, transfer or otherwise dispose of the legal and/or beneficial interest in not more than half of his then holdings of Parent Shares, and (c) if such Investor sells, transfers or disposes of any of his Parent Shares in accordance with clause (b), he shall not be entitled to sell, transfer or otherwise dispose of the legal or beneficial interest in the remaining Parent Shares held by him until the second anniversary of the Subscription Closing Date.

    Further, each Investor has agreed that if he wishes to sell, transfer or otherwise dispose of any of his Parent Shares within two years from the Subscription Closing Date, he must give prior written notice to Parent's brokers of such intention. The notice must set out the number of Parent Shares intended to be sold, transferred or otherwise disposed of. Parent's brokers will then be entitled to purchase or procure purchasers for all or any of the Parent Shares desired to be sold. To the extent Parent's brokers do not promptly so purchase or procure purchasers for the Parent Shares desired to be sold, the selling Investor may sell the remaining Parent Shares within 10 business days thereafter.

    If Parent registers its Parent Shares with the SEC and those shares are publicly traded on a national securities exchange or listed for quotation on the Nasdaq in the United States, the Investors may, subject to the restrictions described above, sell their Parent Shares in the United States in compliance with United States securities laws. Otherwise, each Investor has agreed that in no event at any time will he sell, transfer or otherwise dispose of any interest in his Parent Shares to a person or entity located in the United States. This restriction will not, however, prevent any transfer to the personal representative or heirs of such Investor, but such personal representative or heirs will be bound by all of the covenants of the applicable Investor.

    AMENDMENT AND TERMINATION. The Subscription Agreement may be amended only by an instrument in writing signed on behalf of the party against whom such amendment is sought to be enforced. The Subscription Agreement will terminate upon the termination of the Merger Agreement in accordance with its terms.

ATKINSON AND WOOD EMPLOYMENT AGREEMENTS.

    The Company has entered into employment agreements with Bruce D. Atkinson and Jeffrey G. Wood (each, an "Employment Agreement"). If the Offer and the Merger are consummated, these Employment Agreements will become agreements of the Surviving Corporation. The following is a summary of the material terms of the Employment Agreements. This summary is not a complete description of the terms and conditions of the Employment Agreements and is qualified in its entirety by reference to the full texts of the Employment Agreements, which are incorporated by reference and filed with the SEC as exhibits to the Schedule 14D-1. The Employment Agreements may be examined at, and copies obtained from, the offices of the SEC as set forth in Section 7 above. All terms not defined herein have the meanings ascribed to such terms in the Employment Agreements.

    TERM, EMPLOYMENT AND DUTIES. Subject to the provisions for termination described below, the term of the Employment Agreements will be two years, commencing on the date of the acquisition by Parent of a controlling interest in the voting securities of the Company (the "Employment Date"). The Employment Agreements provide that they will be renewed automatically for succeeding periods of one year each on the same terms and conditions as contained therein unless one party notifies the other of his or its intent not to renew the Employment Agreement.

    Under the Employment Agreements, the Company will employ Mr. Atkinson as the President and Chief Executive Officer of the Company and Mr. Wood as the Chief Financial Officer of the Company. Under Mr. Wood's Employment Agreement, if Mr. Atkinson vacates his position with the Company, Mr. Wood will receive first consideration by the Company Board as Mr. Atkinson's successor, subject to Mr. Atkinson's endorsement. Mr. Atkinson and Mr. Wood will also be nominated to serve as members of the Company Board and will hold other positions as the Company may reasonably designate from time to time. The Employment Agreements will supersede any other employment agreements or arrangements between the Company and each of Mr. Atkinson and Mr. Wood.

    COMPENSATION. The Company will pay Mr. Atkinson $264,600 per year and Mr. Wood $176,400 per year and each will receive a bonus on or before the end of the twelfth month following the close of Parent's fiscal year on April 30, 2000. The amount of the bonus will not be less than $168,000 with respect to Mr. Atkinson and $112,000 with respect to Mr. Wood. Thereafter, Mr. Atkinson and Mr. Wood will each receive a bonus for each succeeding fiscal year calculated in accordance with the executive bonus program of the Company. Mr. Atkinson's and Mr. Wood's bonus opportunity under such executive bonus program will be equivalent to the annual bonus opportunity available to similarly situated executives of Parent.

    TERMINATION AND TERMINATION BENEFITS. The Employment Agreements are terminable by either party at any time with or without cause upon written notice to that effect.

    If Mr. Atkinson's Employment Agreement is terminated by Mr. Atkinson without cause or by the Company with cause, the Company's only obligation is to pay Mr. Atkinson his salary through the termination date. If the Employment Agreement is terminated without cause by the Company or with cause by Mr. Atkinson during the twenty-four month period following the Employment Date, the Company will pay Mr.
Atkinson: (i) twice his annual salary in effect at the date of termination; (ii) twice the average annual bonus actually paid to him for the two preceding fiscal year periods; and (iii) an amount equal to twice the average amount actually paid by the Company for Mr. Atkinson's benefits for the two preceding years; provided that if the sum of the foregoing items (i), (ii) and (iii) is less than twice Mr. Atkinson's total base salary, bonus and benefits paid for calendar year 1998 (the "Atkinson Baseline Benefit"), Mr. Atkinson shall instead be paid the Atkinson Baseline Benefit. If Mr. Atkinson's Employment Agreement is terminated without cause by the Company or with cause by Mr. Atkinson at any time following the twenty-four month period following the Employment Date, the Company will pay Mr. Atkinson the greater of (x) one-half of the amounts specified in the preceding sentence, or (y) one-half the Atkinson Baseline Benefit.

    If Mr. Wood's Employment Agreement is terminated by Mr. Wood without cause or by the Company with cause, the Company's only obligation is to pay Mr. Wood his salary through the termination date. Except as provided in the next sentence, if Mr. Wood's Employment Agreement is terminated without cause by the Company or with cause by Mr. Wood, the Company will pay Mr. Wood: (i) twice his annual salary in effect at the date of termination; (ii) twice the average annual bonus actually paid to him for the two preceding fiscal year periods; and (iii) an amount equal to twice the average amount actually paid by the Company for Mr. Wood's benefits for the two preceding years; provided that if the sum of the foregoing items (i), (ii) and (iii) is less than twice Mr. Wood's total base salary, bonus and benefits paid for calendar year 1998 (the "Wood Baseline Benefit"), Mr. Wood shall instead be paid the Wood Baseline Benefit. If the Employment Agreement is terminated (x) without cause by the Company or with cause by Mr. Wood at any time following Mr. Wood's first full year of service as President and Chief Executive Officer of the Company or (y) with cause by Mr. Wood following his decision not to accept appointment as President and Chief Executive Officer of the Company, the Company will pay Mr. Wood the greater of
(x) one-half of the amounts specified in the preceding sentence, or (y) one-half the Wood Baseline Benefit, which payment will be in lieu of any payment otherwise payable pursuant to the provision described in the preceding sentence.

    NON-SOLICITATION AND NON-COMPETITION. The Employment Agreements provide that neither Mr. Atkinson nor Mr. Wood will compete with the Company or hold a material interest in a business that competes with the Company for a period of two years after the termination of his employment with the Company. The Employment Agreements also provide that neither Mr. Atkinson nor Mr. Wood will solicit for employment any person employed in the business of the Company.

KAUFFMANN EMPLOYMENT AGREEMENT.

    In contemplation of the Offer and the Merger, Realisations et Diffusion pour l'Industrie ("RDI"), a wholly owned subsidiary of the Company located in Villepinte, France, has entered into an employment agreement with Michel Hauser-Kauffmann (the "Kauffmann Agreement"). The Kauffmann Agreement will be effective upon the occurrence of the Effective Time. The following is a summary of the material terms of the Kauffmann Agreement. This summary is not a complete description of the terms and conditions of the Kauffmann Agreement and is qualified in its entirety by reference to the full text of the Kauffmann Agreement, which is incorporated by reference and filed with the SEC as an exhibit to the Schedule 14D-1. The Kauffmann Agreement may be examined at, and copies obtained from, the offices of the SEC as set forth in Section 7 above. All terms not defined herein have the meanings ascribed to such terms in the Kauffmann Agreement.

    TERM, EMPLOYMENT AND DUTIES. RDI will continue to employ Mr. Kauffmann pursuant to the National Collective Bargaining Agreement for Engineers and Executives in the Metallurgical Industries (the "Collective Bargaining Agreement"), as Directeur Commercial with a position of Executive for an indefinite term. In this capacity, Mr. Kauffmann will be responsible for the marketing policy, quality, communication, technical and financial questions relating to RDI. The Kauffmann Agreement provides that a termination by RDI will become effective six months after the notice of such termination, except termination by RDI for willful misconduct, which will be effective immediately. The Kauffmann Agreement supersedes and cancels any other employment agreement or arrangement between RDI and Mr. Kauffmann and replaces such agreement or arrangement in its entirety.

    COMPENSATION. Mr. Kauffmann will receive an annual global gross salary of FRF 1,126,125. RDI may, at any time during the term of the Kauffmann Agreement, but without any obligation, pay additional sums to Mr. Kauffmann by way of bonuses or otherwise. Notwithstanding the foregoing, RDI will pay Mr. Kauffmann a bonus of 50% of his salary earned from January 1, 1999 through April 30, 2000. This bonus will be paid no later than July 15, 2000. In the fiscal year 2001 and beyond, Mr. Kauffmann will participate in Parent's executive level bonus plan.

    TERMINATION AND TERMINATION BENEFITS. In the event that RDI gives notice of dismissal to Mr. Kauffmann during the two-year period following the date of the Kauffmann Agreement for any reason other than willful misconduct, Mr. Kauffmann will be entitled to a lump sum indemnity, in lieu of the dismissal indemnity provided by the Collective Bargaining Agreement and in lieu of damages, equal to two years of compensation and bonus. If, during such two-year period, either (i) Bruce Atkinson is terminated for reasons other than for cause from his position as Chief Executive Officer and President of the Company and Jeffrey Wood is not offered to replace Mr. Atkinson in such position, or (ii) Bruce Atkinson is revoked from his office of permanent representative of RDI Management Company Inc. and Jeffrey Wood or Mr. Kauffmann or an individual supported by Mr. Kauffmann is not offered to replace Mr. Atkinson in such position, then Mr. Kauffmann may terminate the Kauffmann Agreement and be entitled to the indemnity described in the immediately preceding sentence. The compensation and bonus to be used to determine the amount of the lump sum indemnity will be the greater of
(x) the amount of the compensation including benefits in kind and bonus received by Mr. Kauffmann from January 1 through December 31, 1998 or (y) the amount of the compensation including benefits in kind and bonus received by Mr. Kauffmann during the 12 months preceding dismissal or resignation, as the case may be. If notice of dismissal is given after the two-year period following the date of the Kauffmann Agreement, Mr. Kauffmann will receive indemnity equal to one year of compensation and bonus. In the event that RDI dismisses Mr. Kauffmann for willful misconduct, Mr. Kauffmann will not be entitled to any indemnity whatsoever. In the event that RDI dismisses Mr. Kauffmann for gross misconduct, Mr. Kauffmann will be entitled to the indemnity described in either the first sentence of this paragraph or the immediately preceding sentence, as the case may be.

    NON-SOLICITATION AND NON-COMPETITION. Mr. Kauffmann will undertake for a period of one year, renewable once, following the termination of the Kauffmann Agreement for any reason to refrain from engaging in any activity that competes with RDI or the group of companies to which it belongs. In addition, Mr. Kauffmann has agreed not to employ or attempt to employ RDI employees or solicit RDI customers after termination of the Kauffmann Agreement. These noncompetition and nonsolicitation undertakings are geographically limited to France, Italy, the United Kingdom and Germany. In consideration for his commitment not to compete, Mr. Kauffmann will receive after the termination of the Kauffmann Agreement a monthly indemnity equal to 60% of his average monthly remuneration during his last 12 months employed by RDI.

OTHER MATTERS.

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Shareholders be filed with the SEC and disclosed to minority Shareholders prior to consummation of the Merger.

12. DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time, the outstanding Shares are changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    The Merger Agreement further provides that, during the period from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of
Parent: (i) other than the Company's dividend of $0.02 per Share declared on January 22, 1999, which is payable on March 19, 1999 to holders of record on February 26, 1999, and dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of the Company to its parent, or by a subsidiary that is partially owned by the Company or any of its subsidiaries, provided that the Company or any such subsidiary receives or is to receive its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, and
(ii) except for the issuance of Shares pursuant to the exercise of Options that are outstanding on the Measurement Date (as defined in the Merger Agreement) or pursuant to the Company's Employee Stock Purchase Plan to the extent Shares have been paid for with payroll deductions at or prior to the date of the Merger Agreement, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraph and nothing in this Offer to Purchase shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination of the Merger Agreement.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION, AND MARGIN SECURITIES.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, both of which could adversely affect the liquidity and market value of the remaining Shares held by Shareholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Per Share Amount.

    STOCK EXCHANGE LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq for continued listing and may, therefore, be delisted from such exchange. According to the Nasdaq's published guidelines, the Nasdaq would consider delisting the Shares if, among other things, the number of publicly held Shares was less than 1,100,000, there were less than 400 round lot holders (as defined in Section 4200(a)(30) of the NASD Manual--the Nasdaq Stock Market) of the Shares or the aggregate market capitalization of the Company was less than $15.0 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the Nasdaq for continued listing and the listing of Shares is discontinued, the market for the Shares will be adversely affected.

    The Company has advised Purchaser that, as of February 22, 1999, there were 8,325,967 Shares issued and outstanding. Purchaser intends to cause the Company to seek to delist the Shares if it acquires control of the Company.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with Shareholders' meetings pursuant to

Section 14(a), no longer applicable to the Shares. Furthermore, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act, and it is the intention of Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

    If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities." Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares, and (subject to any such rules or regulations) may postpone the acceptance for payment or payment for any Shares tendered, and subject to the terms of the Merger Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) (i) unless the following conditions have been satisfied: (a) there have been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which represent at least a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, calculated on a fully-diluted basis, on the date of purchase ("on a fully diluted basis") having the following meaning; as of any date, the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise), (b) any waiting periods applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated prior to the expiration of the Offer, and, (c) the admission of the convertible unsecured loan stock to be issued by First Technology Funding plc, a wholly owned subsidiary of Parent, as necessary to facilitate the transactions contemplated by the Merger Agreement to the Official List of the London Stock Exchange shall have become effective in accordance with the Rules of the London Stock Exchange, provided Parent shall have used its best efforts to obtain such effectiveness (see Section 9), or (ii) if at any time on or after the date of the Merger Agreement and before the Expiration Date (whether or not any Shares have theretofore been accepted for payment or paid pursuant to the Offer), any of the following events have occurred:

        (A) any governmental entity or authority or any court shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) restricts, prevents or prohibits consummation of the transactions contemplated by any of the Merger Agreement, including the Offer or the Merger, (2) prohibits, limits or otherwise adversely affects the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business or assets of the Company and its subsidiaries or compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company and its subsidiaries, or (3) imposes limitations on the ability of Parent, Purchaser or any other subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Shareholders, including without limitation the approval and adoption of the Merger Agreement and the transactions contemplated thereby;

        (B) there shall be instituted or pending any action or proceeding before any United States or foreign court or governmental entity or authority by any United States or foreign governmental entity or authority seeking any order, decree or injunction having any effect set forth in paragraph (A) above;

        (C) the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct as of the Expiration Date (as the same may be extended from time to time) as though made anew on and as of such date (except for representations and warranties made as of a specified date, which shall not be true and correct as of the specified date), except for any breach or breaches of any representations or warranties in Sections
    3.4 through 3.16 and Section 3.19 of the Merger Agreement which, in the aggregate, could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or on the ability of the Company to perform any of its obligations under the Merger Agreement;

        (D) the Company shall not have performed or complied in all material respects with its covenants under the Merger Agreement to which it is a party and such failure continues until the later of (1) 15 calendar days after actual receipt by it of written notice from Parent setting forth in detail the nature of such failure or (2) the Expiration Date;

        (E) there shall have occurred any material adverse change, or any development that is reasonably likely to result in a material adverse change, in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

        (F) the Merger Agreement shall have been terminated in accordance with its terms;

        (G) the Company Board shall have (1) withdrawn or materially modified or changed its recommendation of the Offer, the Merger or the Merger Agreement (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser or Parent, (2) taken a position inconsistent with, its recommendation of the Offer, the Merger or any of the Merger Agreement, (3) approved, endorsed or recommended any Company Takeover Proposal, (4) taken any action referred to in Section 5.2 of the Merger Agreement that is prohibited thereby or would be so prohibited but for the exceptions thereto, or (5) resolved or publicly disclosed any intention to do any of the foregoing;

        (H) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (2) a decline of at least 10% in either the Dow Jones Average of Industrial Stocks, the Standard & Poor's 500 Index or the Financial Times-Stock Exchange all shares index from the date of the Merger Agreement, (3) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States, (4) any commencement of war, armed hostilities or other international or national calamity directly involving the United States or having a significant adverse effect on the functionality of financial markets in the United States, or (5) in the case of any of the foregoing, existing at time of commencement of the Offer, a material acceleration or worsening thereof;

        (I) Parent Shareholder Approval shall not have been obtained at the Parent Shareholder meeting; or

        (J) it shall have been publicly disclosed or Parent shall have otherwise learned that (1) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member or any affiliates controlled by it or which is referred to in clause (2) below, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 21% of the outstanding Shares, (2) any such Person or group which has filed a Schedule 13D or 13G prior to the date of the Merger Agreement disclosing beneficial ownership of 10% or more of the outstanding Shares shall have acquired beneficial ownership of 21% or more of the outstanding Shares, or (3) any Person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company.

    The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser, or Parent on behalf of Purchaser, regardless of the circumstances (including without limitation any action or inaction by Purchaser or any of its affiliates other than a material breach by Purchaser or Parent of the Merger Agreement) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time. Any good faith determination by Purchaser concerning any of the events described herein will be final and binding.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in those states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made certain corporate acquisitions more difficult. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that the laws were applicable only under certain conditions.

    Chapter 42 of the IBCL ("Chapter 42") states that unless the articles of incorporation or the bylaws of an "issuing public corporation" provide that the provisions of Chapter 42 do not apply to acquisitions of shares of such issuing public corporation, an acquiring person, such as Purchaser, who makes a "control share acquisition" with respect to such issuing public corporation may not exercise voting rights pertaining to any "control shares" unless such rights are conferred by holders of a majority of the outstanding shares of voting stock of such issuing public corporation, excluding shares held by such acquiring person or any officer or employee director of such issuing public corporation ("interested shares"), at a meeting of the shareholders. Chapter 42 defines "issuing public corporation" as any corporation that has: (i) 100 or more shareholders, (ii) its principal office or substantial assets within Indiana, and (iii) more than 10% of its shareholders residing in Indiana, more than 10% of its shares owned by Indiana residents or 10,000 shareholders residing in Indiana. Chapter 42 defines "control shares" as an aggregate number of shares owned by a person or in respect of which the person may exercise or direct the exercise of the voting power of the issuing public corporation in an election of directors within any of the following ranges: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more. Chapter 42 defines a "control share acquisition" as the acquisition of either ownership or the power to direct the voting power of issued and outstanding control shares. The Company does not have its principal office or substantial assets in Indiana, so Chapter 42 is inapplicable to the Offer.

    Chapter 43 of the IBCL ("Chapter 43") generally prohibits an Indiana corporation from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested shareholder" (defined generally as a person that is the beneficial owner of 10% or more of a corporation's outstanding voting stock) for a period of five years following the date that such person became an interested shareholder, unless, among other things, prior to the date such person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder. The Company Board has approved the Merger Agreement, the Shareholders Agreement and the Purchaser's acquisition of Shares pursuant to the Offer. Therefore, Chapter 43 does not apply to the Merger.

    Indiana also has a takeover offers statute that by its terms would be inapplicable to the Offer because the Company does not have its principal place of business in Indiana.

    Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

    ANTITRUST. Based on Parent's and Purchaser's analyses to date, the purchase of Shares under the Offer and the Merger is not subject to the notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), because the jurisdictional thresholds under the HSR Act are not met by the transactions contemplated by the Merger Agreement. In addition, based on Parent's and Purchaser's analysis to date, no pre-merger notifications are required with respect to the transactions contemplated by the Offer and the Merger in any foreign jurisdictions. This does not exempt the Offer and the Merger from U.S. or foreign antitrust laws, however. The Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and foreign governmental authorities frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division, the FTC or a foreign governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge. See
Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16. FEES AND EXPENSES

    Dresdner Kleinwort Benson North America LLC ("DKBNA") is acting as Dealer Manager in connection with the Offer, and DKBNA and its affiliate, Kleinwort Benson Securities Limited ("KB" and, with DKBNA, "Dresdner Kleinwort Benson"), are providing certain financial advisory services to Purchaser and Parent in connection with the Offer. Pursuant to an engagement letter dated January 21, 1999, between Parent and KB, and a Dealer Manager Agreement dated as of February 25, 1999, among Parent, Purchaser and DKBNA, fees of $700,000 are currently payable to Dresdner Kleinwort Benson, and an additional fee of $1,100,000, in addition to amounts already paid, will be payable to Dresdner Kleinwort Benson in the event the Offer is consummated. Parent has also agreed to reimburse Dresdner Kleinwort Benson for its reasonable out-of-pocket expenses, including certain fees and expenses of its counsel and any other advisor retained by Dresdner Kleinwort Benson in connection with its engagement, not to exceed L20,000 without Parent's approval, and to indemnify Dresdner Kleinwort Benson and certain related persons against certain liabilities and expenses.

    In the ordinary course of its business, Dresdner Kleinwort Benson engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company or Parent. As of the date of this Offer to Purchase, Dresdner Kleinwort Benson had no long or short positions in Shares held for its own accounts.

    Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent and IBJ Whitehall Bank & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

    Except as set forth above, neither Purchaser nor Parent will pay any fees or commission to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expense incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

    Purchaser has filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments to the Schedule 14D-1, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in the manner set forth in Section 7 above (except that they will not be available at the regional offices of the SEC).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

A. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The directors of Purchaser are Frederick J. Westlake and Oliver G. Burns. The executive officers of Purchaser are Messrs. Westlake and Burns and Neil Clayton. Each of the directors and executive officers of Purchaser other than Mr. Clayton is also an executive officer of Parent. Information concerning the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser who is an executive officer of Parent is set forth in the table of the directors and executive officers of Parent. Such information is set forth below for Mr. Clayton. The business address of each director and executive officer of Purchaser is 2 Cheapside Court, Buckhurst Road, Ascot, Berkshire SL5 7RF, United Kingdom. All directors and officers of Purchaser are citizens of the United Kingdom.

                                                                              PRESENT PRINCIPAL OCCUPATION OR
                                                        AGE AT                        EMPLOYMENT AND
NAME                                                   12/31/98                FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------  -------------  ---------------------------------------------------
Neil Clayton                                                  36    Secretary since 1999
                                                                    Secretary, First Technology PLC for last five years

B. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent and Purchaser. Unless otherwise indicated below, (i) each individual has held his or her positions for more than the past five years and (ii) the business address of each person is 2 Cheapside Court, Buckhurst Road, Ascot, Berkshire SL5 7RF, United Kingdom. Except as otherwise stated below, all directors and officers listed below are citizens of the United Kingdom. Directors are identified with a single asterisk.

                                                                              PRESENT PRINCIPAL OCCUPATION OR
                                                        AGE AT                        EMPLOYMENT AND
NAME                                                   12/31/98                FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------  -------------  ---------------------------------------------------
Frederick J. Westlake..............................           56    Director and Executive Chairman since 1984 Member
                                                                    of the Boards of Directors of First Technology
                                                                    Capital, Inc., a Michigan company and subsidiary of
                                                                    Parent, and First Technology Acquisition, Inc., an
                                                                    Indiana company and subsidiary of Parent
Oliver G. Burns....................................           42    Finance Director since 1997
                                                                    Finance Director of Siltrona International, Ltd.
                                                                    from 1993 to 1997
                                                                    Member of the Boards of Directors of First
                                                                    Technology Capital, Inc., a Michigan company and
                                                                    subsidiary of Parent, and First Technology
                                                                    Acquisition, Inc., an Indiana company and
                                                                    subsidiary of Parent
Muir A. Parker.....................................           54    Managing Director of Parent since 1997 Chief
                                                                    Executive, Safety & Analysis Division from 1994 to
                                                                    1997

                                                                              PRESENT PRINCIPAL OCCUPATION OR
                                                        AGE AT                        EMPLOYMENT AND
NAME                                                   12/31/98                FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------  -------------  ---------------------------------------------------
Walter J. Borda....................................           53    Director since 1998
(United States Citizen)                                             Managing Partner, Borda & Clemmons law firm since
                                                                    1999
                                                                    Managing Partner, Stroble & Borda law firm prior to
                                                                    1999
Patrick Burgess....................................           53    Director since 1997
                                                                    Partner, Gouldens solicitors firm for last 25 years
                                                                    Member of the Boards of Directors of Hart Ventures
                                                                    Plc, Jokyo Holdings Limited, Kaye Enterprises
                                                                    Limited, London Forfeiting Company Plc and Strand
                                                                    Partners Limited
John H. Feltham....................................           73    Director since 1994
                                                                    Retired

                                                                         ANNEX A

                AUDITORS' REPORT ON CORPORATE GOVERNANCE MATTERS

    The following Auditors' Report and Annual Accounts appear in First Technology PLC's Report and Accounts to Shareholders dated 21 August 1998.

    Arthur Andersen has advised the Company that its audit opinion on the financial statements for the year ended 30 April 1998 was expressed for the purpose and the persons defined in the United Kingdom Companies Act 1985 and for no other purposes or persons and that it does not accept any responsibility for the audit report beyond that they owed to those to whom their report was issued at the date of its issue.

Auditors' Report to
First Technology PLC on
Corporate Governance Matters

    In addition to our audit of the financial statements, we have reviewed the directors' statements on pages 21 and 22 concerning the Company's compliance with the paragraphs of the Cadbury Code of Best Practice specified for our review by the London Stock Exchange and their adoption of the going concern basis in preparing the financial statements. The objective of our review is to draw attention to non-compliance with Listing Rules 12.43(j) and 12.43(v).

    We carried out our review in accordance with guidance issued by the Auditing Practices Board. That guidance does not require us to perform the additional work necessary to, and we do not, express any opinion on the effectiveness of either the Company's system of internal financial control or its corporate governance procedures nor on the ability of the Company and Group to continue in operational existence.

OPINION

    With respect to the directors' statements on internal financial control and going concern on pages 21 and 22, in our opinion the directors have provided the disclosures required by the Listing Rules referred to above and such statements are not inconsistent with the information of which we are aware from our audit work on the financial statements.

    Based on enquiry of certain directors and officers of the Company, and examination of relevant documents, in our opinion the directors' statement on pages 21 and 22 appropriately reflects the Company's compliance with the other aspects of the Code specified for our review by Listing Rule 12.43(j).

Arthur Andersen
Chartered Accountants
London                                                          21st August 1998

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 23

                                AUDITORS' REPORT

TO THE SHAREHOLDERS OF FIRST TECHNOLOGY PLC

    We have audited the financial statements on pages 26 to 47 which have been prepared under the historical cost convention and the accounting policies set out on page 29 and 30.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

    As described on page 19 the Company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

    We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group's circumstances, consistently applied and adequately disclosed.

    We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

    In our opinion the financial statements give a true and fair view of the state of affairs of the Company and of the Group at 30th April 1998 and of the Group's profit and cash flows for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

Arthur Andersen
Chartered Accountants
and Registered Auditors

London                                                          21st August 1998

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 24

During the past year, the Group has recorded further growth in underlying sales and profitability and combined with strong cash flows, has shown further improvement in its key financial ratios.

Oliver Burns

FINANCE DIRECTOR

Group Profit and Loss Account..........................................................  26
Balance Sheets.........................................................................  27
Group Cash Flow Statement..............................................................  28
Principal Accounting Policies..........................................................  29
Notes to the Financial Statements......................................................  31

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 25

                         GROUP PROFIT AND LOSS ACCOUNT

                           YEAR ENDED 30TH APRIL 1998

                                                        CONTINUING       DISCONTINUED
                                                        ACTIVITIES        ACTIVITIES          TOTAL
                                                           1998              1998             1998
                                              NOTES        L000              L000             L000
                                              -----     -----------  --------------------   ---------
Turnover.................................           1       51,928           2,343             54,271
Cost of sales............................           2      (32,431)         (1,565)           (33,996)
                                                        -----------         ------          ---------
Gross profit.............................                   19,497             778             20,275
Other operating costs....................           2       (8,017)           (552)            (8,569)
                                                        -----------         ------          ---------
Operating profit.........................           1       11,480             226             11,706
Profit on sale of surplus property.......           3                                             387
Profit on the disposal of discontinued
  activities.............................           3                                             958
Interest.................................           4                                             531
                                                        -----------         ------          ---------
Profit on ordinary activities before
  taxation...............................           6                                          13,582
Tax on profit on ordinary activities.....           7                                          (4,258)
                                                        -----------         ------          ---------
Profit for the financial year............                                                       9,324
Dividends................................           8                                          (2,396)
                                                        -----------         ------          ---------
Transfer to reserves.....................          19                                           6,928
                                                        -----------         ------          ---------
Basic earnings per share.................           9                                          19.49p
Headline earnings per share..............           9                                          16.68p
Dividends per share......................           8                                           5.00p

                                         CONTINUING DISCONTINUED
                                         ACTIVITIES  ACTIVITIES   TOTAL
                                         1997     1997        1997
                                         L000     L000        L000
                                         --  -------------  ---------
Turnover.................................46,543       3,933    50,476
Cost of sales............................(28,583)      (2,499)   (31,082)
                                         --       ------    ---------
Gross profit.............................17,960       1,434    19,394
Other operating costs....................(9,071)      (1,129)   (10,200)
                                         --       ------    ---------
Operating profit.........................8,889         305      9,194
Profit on sale of surplus property.......                          --
Profit on the disposal of discontinued
  activities.............................                          --
Interest.................................                          36
                                         --       ------    ---------
Profit on ordinary activities before
  taxation...............................                       9,230
Tax on profit on ordinary activities.....                      (3,216)
                                         --       ------    ---------
Profit for the financial year............                       6,014
Dividends................................                      (1,716)
                                         --       ------    ---------
Transfer to reserves.....................                       4,298
                                         --       ------    ---------
Basic earnings per share.................                      12.70p
Headline earnings per share..............                      12.70p
Dividends per share......................                       3.60p

                 STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
                           YEAR ENDED 30TH APRIL 1998

                                                                                                     1998       1997
                                                                                                     L000       L000
                                                                                                   ---------  ---------
Profit attributable to shareholders..............................................................      9,324      6,014
Currency translation difference on foreign currency net investments..............................       (492)      (910)
                                                                                                   ---------  ---------
Total gains and losses for the year..............................................................      8,832      5,104
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 26

                                 BALANCE SHEETS

                           YEAR ENDED 30TH APRIL 1998

                                                                                              GROUP                COMPANY
                                                                                       --------------------  --------------------
                                                                                         1998       1997       1998       1997
                                                                             NOTES       L000       L000       L000       L000
                                                                             -----     ---------  ---------  ---------  ---------
Fixed assets
Tangible assets.........................................................          10       7,987      7,694         --         --
Investments.............................................................          11          --         --     15,738     15,886
                                                                                       ---------  ---------  ---------  ---------
                                                                                           7,987      7,694     15,738     15,886
                                                                                       ---------  ---------  ---------  ---------
                                                                                       ---------  ---------  ---------  ---------
Current assets
Surplus property held for resale........................................           3          --        800         --         --
Stocks..................................................................          12       4,353      3,523         --         --
Debtors.................................................................          13       9,786     13,042      1,646      2,067
Cash....................................................................                  15,806      6,223      8,210      2,286
                                                                                       ---------  ---------  ---------  ---------
                                                                                          29,945     23,588      9,856      4,353
Creditors: amounts falling due within one year..........................          14     (11,424)   (11,050)   (12,028)    (5,608)
                                                                                       ---------  ---------  ---------  ---------
Net current assets/(liabilities)........................................                  18,521     12,538     (2,172)    (1,255)
                                                                                       ---------  ---------  ---------  ---------
                                                                                       ---------  ---------  ---------  ---------
Total assets less current liabilities...................................                  26,508     20,232     13,566     14,631
Creditors: amounts falling due after more than one year.................          15        (479)      (988)        --         --
Provisions for liabilities and charges..................................          16        (184)      (468)        --         --
                                                                                       ---------  ---------  ---------  ---------
Net assets..............................................................                  25,845     18,776     13,566     14,631
                                                                                       ---------  ---------  ---------  ---------
                                                                                       ---------  ---------  ---------  ---------
Capital and reserves
Called up share capital.................................................          18       4,795      1,590      4,795      1,590
Share premium account...................................................          19       6,077      9,052      6,077      9,052
Other reserves..........................................................          19          --    (10,024)        --         --
Profit and loss account.................................................          19      14,973     18,158      2,694      3,989
                                                                                       ---------  ---------  ---------  ---------
Equity shareholders' funds..............................................                  25,845     18,776     13,566     14,631
                                                                                       ---------  ---------  ---------  ---------
                                                                                       ---------  ---------  ---------  ---------

    The financial statements on pages 26 to 47 were approved by the Board on 21st August 1998.

O G Burns                                                           F J Westlake

Director                                                                Chairman

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 27

                           GROUP CASH FLOW STATEMENT

                           YEAR ENDED 30TH APRIL 1998

                                                                                                1998                  1997
                                                                         NOTES       L000       L000       L000       L000
                                                                         -----     ---------  ---------  ---------  ---------
Net cash inflow from operating activities...........................          22                 14,894                10,585
Returns on investments and servicing of finance
Interest paid.......................................................                     (64)                 (108)
Interest received...................................................                     553                   158
                                                                                   ---------  ---------  ---------  ---------
                                                                                   ---------  ---------  ---------  ---------
Net cash inflow from returns on investment and servicing of
  finance...........................................................                                489                    50
Taxation
UK corporation tax paid.............................................                  (1,269)               (1,335)
Overseas tax paid...................................................                  (3,075)               (1,692)
                                                                                   ---------  ---------  ---------  ---------
                                                                                   ---------  ---------  ---------  ---------
Taxation paid.......................................................                             (4,344)               (3,027)
Capital expenditure and financial investment
Purchase of tangible fixed assets...................................                  (2,781)               (2,600)
Sale of tangible fixed assets.......................................                     126                    49
Sale of surplus property............................................                   1,187                    --
Disposal of businesses..............................................          23       2,433                    --
                                                                                   ---------  ---------  ---------  ---------
                                                                                   ---------  ---------  ---------  ---------
Net cash inflow/(outflow) from capital expenditure and financial
  investment........................................................                                965                (2,551)
Equity dividends paid...............................................                             (1,914)               (1,499)
Management of liquid resources
(Increase)/decrease in short term deposits..........................          23      (3,843)                  750
                                                                                   ---------  ---------  ---------  ---------
                                                                                   ---------  ---------  ---------  ---------
Net cash (inflow)/outflow from management of liquid resources.......                             (3,843)                  750
                                                                                   ---------  ---------  ---------  ---------
                                                                                   ---------  ---------  ---------  ---------
Net cash inflow before financing....................................                              6,247                 4,308
Financing
Repayment of term loans.............................................                    (485)                 (500)
Issue of share capital..............................................                     230                   453
                                                                                   ---------  ---------  ---------  ---------
                                                                                   ---------  ---------  ---------  ---------
Net cash outflow from financing activities..........................                               (255)                  (47)
                                                                                   ---------  ---------  ---------  ---------
                                                                                   ---------  ---------  ---------  ---------
Increase in cash in the year........................................          23                  5,992                 4,261
                                                                                   ---------  ---------  ---------  ---------
                                                                                   ---------  ---------  ---------  ---------

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 28

                         PRINCIPAL ACCOUNTING POLICIES

BASIS OF PREPARATION

    The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

BASIS OF CONSOLIDATION

    The consolidated financial statements incorporate the accounts of First Technology PLC and all its subsidiaries. The results of subsidiaries acquired or sold are included from the date of acquisition or to the date of disposal. As permitted by Section 230 of the Companies Act 1985, the profit and loss account of the Company is not presented as part of these financial statements.

GOODWILL

    Goodwill previously written off on acquisition is charged to the profit and loss account on disposal of subsidiary companies. Under the new accounting standard FRS 10, GOODWILL AND INTANGIBLE ASSETS, goodwill arising on acquisitions of subsidiaries after 30th April 1998 will be capitalised and amortised over a period not exceeding 20 years. Goodwill arising on acquisitions prior to 30th April 1998 has been written off to reserves.

FOREIGN CURRENCY

    Assets and liabilities denominated in a foreign currency are translated at the exchange rate ruling at the balance sheet date and the trading results of the overseas subsidiaries at the average rate for the year. Translation differences arising on the restatement of the net investment in these companies and related hedging instruments are dealt with as adjustments to reserves. All other differences are taken to the profit and loss account.

TANGIBLE FIXED ASSETS

    Tangible fixed assets are stated at cost less depreciation. Depreciation is charged at annual rates calculated to write down assets to their residual values over their expected useful lives as follows:

Freehold land................................  nil
Freehold buildings...........................  2%
Short leaseholds.............................  over the term of the lease
Plant, computers and fixtures................  10%-33%
Motor vehicles...............................  25%-33%

LEASED ASSETS

    Fixed assets held under finance leases are capitalised and depreciated over their expected useful lives. The finance charge is allocated to the profit and loss account over the primary period of the lease in proportion to the capital element outstanding. Operating lease rentals are charged to the profit and loss account on a straight line basis.

FIXED ASSET INVESTMENTS

    Investments held as fixed assets are included at cost less provision for any permanent diminution in value.

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 29

RESEARCH AND DEVELOPMENT

    Development expenditure relating to specific projects intended for commercial exploitation is charged against profit in the year in which it is incurred, other than that which is considered fully recoverable over the periods expected to benefit from the project. Such expenditure is carried forward and amortised over the periods expected to benefit from it, commencing with the period in which related sales are first made. Expenditure on research is written off to the profit and loss account as incurred.

PROPERTY HELD FOR SALE

    Property held for sale is included in current assets and is valued at the lower of cost and net realisable value.

STOCKS

    Stocks and work in progress are valued at the lower of cost and net realisable value. Work in progress and finished goods include an appropriate proportion of attributable production overheads.

DEFERRED TAXATION

    Deferred taxation is provided using the liability method on all timing differences only to the extent that they are expected to reverse in the future without being replaced.

PENSION COMMITMENTS

    The cost of pensions in respect of the Group's defined benefit pension scheme is charged to the profit and loss account so as to spread the cost over the service lives of employees in the scheme. Variations from the regular cost are spread over the expected remaining service lives of current employees in the scheme. The pension cost is assessed in accordance with the advice of qualified actuaries. Full provision is made for the related deferred tax.

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 30

                       NOTES TO THE FINANCIAL STATEMENTS
                           YEAR ENDED 30TH APRIL 1998

1. SEGMENTAL INFORMATION

(a) Turnover by destination:

                                                      1998         1998        1998        1997         1997        1997
                                                      L000         L000        L000        L000         L000        L000
                                                   CONTINUING  DISCONTINUED    TOTAL    CONTINUING  DISCONTINUED    TOTAL
                                                   ----------  ------------  ---------  ----------  ------------  ---------
UK...............................................       4,026         1,267      5,293       3,449         2,019      5,468
Rest of Europe...................................      16,200           798     16,998      14,498         1,433     15,931
USA..............................................      22,199            19     22,218      16,327            32     16,359
Asia.............................................       5,170           229      5,399       8,227           397      8,624
South America....................................       1,549             2      1,551       2,095             4      2,099
Other............................................       2,784            28      2,812       1,947            48      1,995
                                                   ----------  ------------  ---------  ----------  ------------  ---------
                                                       51,928         2,343     54,271      46,543         3,933     50,476
                                                   ----------  ------------  ---------  ----------  ------------  ---------
                                                   ----------  ------------  ---------  ----------  ------------  ---------

    The discontinued activities comprise the businesses of the Industrial Products section of First Technology Protection Systems Limited and First Technology Fire and Safety Limited, the disposal of which was approved by shareholders at the Extraordinary General Meeting held on 21st November 1997.

(b) Turnover by origin:

                                                      1998         1998        1998        1997         1997        1997
                                                      L000         L000        L000        L000         L000        L000
                                                   CONTINUING  DISCONTINUED    TOTAL    CONTINUING  DISCONTINUED    TOTAL
                                                   ----------  ------------  ---------  ----------  ------------  ---------
Europe...........................................      19,605         2,343     21,948      17,793         3,933     21,726
USA..............................................      27,896            --     27,896      23,845            --     23,845
Japan............................................       4,427            --      4,427       4,905            --      4,905
                                                   ----------  ------------  ---------  ----------  ------------  ---------
                                                       51,928         2,343     54,271      46,543         3,933     50,476
                                                   ----------  ------------  ---------  ----------  ------------  ---------
                                                   ----------  ------------  ---------  ----------  ------------  ---------

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 31

(c) Operating profit by origin:

                                                      1998         1998        1998        1997         1997        1997
                                                      L000         L000        L000        L000         L000        L000
                                                   CONTINUING  DISCONTINUED    TOTAL    CONTINUING  DISCONTINUED    TOTAL
                                                   ----------  ------------  ---------  ----------  ------------  ---------
Europe...........................................       4,944           226      5,170       3,386           305      3,691
USA..............................................       6,132            --      6,132       4,942            --      4,942
Japan............................................         404            --        404         561            --        561
                                                   ----------  ------------  ---------  ----------  ------------  ---------
                                                       11,480           226     11,706       8,889           305      9,194

Exceptional items................................       1,345            --      1,345          --            --         --
Interest.........................................         531            --        531          36            --         36
                                                   ----------  ------------  ---------  ----------  ------------  ---------
Profit before taxation...........................      13,356           226     13,582       8,925           305      9,230
                                                   ----------  ------------  ---------  ----------  ------------  ---------
                                                   ----------  ------------  ---------  ----------  ------------  ---------

(d) Net assets by origin:

                                                                                                   1998       1997
                                                                                                   L000       L000
                                                                                                 ---------  ---------
Europe.........................................................................................      5,951      9,118
USA............................................................................................      8,229      7,506
Japan..........................................................................................       (722)      (504)
                                                                                                 ---------  ---------
Net operating assets...........................................................................     13,458     16,120
Net cash.......................................................................................     14,849      4,741
Taxation.......................................................................................       (928)    (1,032)
Dividends......................................................................................     (1,534)    (1,053)
                                                                                                 ---------  ---------
Net assets.....................................................................................     25,845     18,776
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    In the opinion of the directors, there is only one class of business.

2. COST OF SALES AND OTHER OPERATING COSTS

    Certain costs directly attributable to sales have been reclassified from Other Operating Costs to Cost of Sales, as the directors consider that this gives a better presentation. These amounted to L697,000 in the year (1997:
L1,037,000). The comparatives have been restated. Other Operating Costs represent other selling, general and administrative expenses.

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 32

3. EXCEPTIONAL ITEMS

    The exceptional items comprise the profit on the disposal of surplus property of L387,000 and the profit on the disposal of discontinued activities of L958,000. The latter is after charging L403,000 of identified goodwill previously written off to reserves on acquisition. The discontinued activities comprised of First Technology Fire and Safety Limited and the Industrial section of First Technology Protection Systems Limited. There was no taxation arising from either transaction.

4. INTEREST

                                                                                                         1998        1997
                                                                                                         L000        L000
                                                                                                         -----     ---------
Interest payable on bank loans and overdrafts.......................................................         (71)       (122)
Interest receivable.................................................................................         602         158
                                                                                                             ---         ---
Net interest receivable.............................................................................         531          36
                                                                                                             ---         ---
                                                                                                             ---         ---

5. DIRECTORS AND EMPLOYEES

(a) Staff costs (including directors):

                                                                                                     1998       1997
                                                                                                     L000       L000
                                                                                                   ---------  ---------
Salaries.........................................................................................      8,691      8,261
Social security costs............................................................................        786        780
Other pension costs..............................................................................        369        445
                                                                                                   ---------  ---------
                                                                                                       9,846      9,486
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

(b) The average monthly number of employees during the year was as follows:

                                                                                                  1998       1997
                                                                                                 NUMBER     NUMBER
                                                                                                ---------  ---------
Engineering and production....................................................................        333        299
Office and managerial.........................................................................         63         66
Sales.........................................................................................         14         23
                                                                                                ---------  ---------
                                                                                                      410        388
                                                                                                ---------  ---------
                                                                                                ---------  ---------

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 33

(c) Directors' aggregate remuneration:

                                                                                                            1998         1997
                                                                                                            L000         L000
                                                                                                           -----        -----
Emoluments..........................................................................................         607          583
Gains on exercise of share options..................................................................          91          365
Contributions to money purchase schemes.............................................................          32           32
                                                                                                             ---          ---
                                                                                                             730          980
                                                                                                             ---          ---
                                                                                                             ---          ---

Directors' emoluments:

                                                                            SALARY       BENEFITS       ANNUAL        1998
                                                                            OR FEES       IN KIND        BONUS        TOTAL
                                                                             L000          L000          L000         L000
                                                                          -----------  -------------  -----------     -----
F J Westlake (Executive Chairman).......................................         200            15            67          282
O G Burns (appointed 17th November 1997)................................          48             3            19           70
M A Parker..............................................................          94            10            31          135
A R Adams (resigned 21st November 1997).................................          54             3            --           57
N R Young (resigned 20th July 1997).....................................          20             2            --           22
D P H Burgess (appointed 8th May 1997)..................................          18            --            --           18
J H F Feltham...........................................................          23            --            --           23
E M Irving..............................................................          --            --            --           --
                                                                                                --
                                                                                 ---                         ---          ---
Total...................................................................         457            33           117          607
                                                                                                --
                                                                                                --
                                                                                 ---                         ---          ---
                                                                                 ---                         ---          ---

                                                                             1997
                                                                             TOTAL
                                                                             L000
                                                                             -----
F J Westlake (Executive Chairman).......................................         192
O G Burns (appointed 17th November 1997)................................          --
M A Parker..............................................................         139
A R Adams (resigned 21st November 1997).................................         122
N R Young (resigned 20th July 1997).....................................         109
D P H Burgess (appointed 8th May 1997)..................................          --
J H F Feltham...........................................................          21
E M Irving..............................................................          --

                                                                                 ---
Total...................................................................         583

                                                                                 ---
                                                                                 ---

(d) Directors' pension entitlements

    Dr F J Westlake is a member of the First Technology Retirements Benefits Scheme, which is a defined benefit scheme and details of which are set out in note 17. Mr A R Adams is a deferred member of the scheme. They had accrued entitlements as follows:

                                       ACCRUED PENSION      ACCRUED PENSION                          INCREASE
                                       30TH APRIL 1997      30TH APRIL 1998       INCREASE       AFTER INDEXATION
                                            L000                 L000               L000               L000
                                     -------------------  -------------------  ---------------  -------------------
F J Westlake.......................              97                  104                  7                  4
A R Adams (resigned 21st November
  1997)............................              15                   16                  1                 --
                                                                                          -                 --
                                                ---                  ---
Total..............................             112                  120                  8                  4
                                                                                          -                 --
                                                                                          -                 --
                                                ---                  ---
                                                ---                  ---

                                       TRANSFER VALUE
                                         OF INCREASE
                                      AFTER INDEXATION
                                            L000
                                     -------------------
F J Westlake.......................              52
A R Adams (resigned 21st November
  1997)............................               4
                                                 --
Total..............................              56
                                                 --
                                                 --

    Pension amounts disclosed above in respect of these directors represent the value of benefits which accrued to them during the year.

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 34

    Mr O G Burns, Dr M A Parker and Mr N R Young are members of their own personal money purchase schemes. The company has paid contributions during the year as follows:

                                                                                                         1998         1997
                                                                                                         L000         L000
                                                                                                         -----        -----
O G Burns (appointed 17th November 1997)............................................................           8           --
M A Parker..........................................................................................          19           19
N R Young (resigned 20th July 1997).................................................................           5           13
                                                                                                              --           --
                                                                                                              32           32
                                                                                                              --           --
                                                                                                              --           --

    Messrs W J Borda, D P H Burgess, J H Feltham and E M Irving are non-executive directors, whose service is not pensionable.

(e) The directors' share options were as follows:

                                  AT         NUMBER       NUMBER       NUMBER         AT                      MARKET        DATE
                                1ST MAY    OF OPTIONS   OF OPTIONS   OF OPTIONS   30TH APRIL    EXERCISE     PRICE AT    FROM WHICH
DIRECTOR                         1997       EXERCISED     GRANTED      LAPSED        1998         PRICE      EXERCISE    EXERCISABLE
----------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
O G Burns
Executive options...........          --           --       70,000           --       70,000         340p           --      24.2.01
                              -----------  -----------  -----------  -----------  -----------       -----        -----   -----------
Total.......................          --           --       70,000           --       70,000
                              -----------  -----------  -----------  -----------  -----------
                              -----------  -----------  -----------  -----------  -----------
M A Parker
Executive options...........      15,000           --           --           --       15,000         102p           --      31.1.97
                                      --           --       70,000           --       70,000         340p           --      24.2.01
                              -----------  -----------  -----------  -----------  -----------       -----        -----   -----------
                                  15,000                    70,000                    85,000
SAYE options................      17,424           --           --           --       17,424          99p           --       1.3.00
                              -----------  -----------  -----------  -----------  -----------       -----        -----   -----------
Total.......................      32,424           --       70,000           --      102,424
                              -----------  -----------  -----------  -----------  -----------
                              -----------  -----------  -----------  -----------  -----------
F J Westlake
Executive options...........                               100,000                   100,000         340p           --      24.2.01
                              -----------  -----------  -----------  -----------  -----------       -----        -----   -----------
                                      --           --      100,000           --      100,000
SAYE options................      17,424           --           --           --       17,424          99p           --       1.3.00
                              -----------  -----------  -----------  -----------  -----------       -----        -----   -----------
Total.......................      17,424           --      100,000           --      117,424
                              -----------  -----------  -----------  -----------  -----------
                              -----------  -----------  -----------  -----------  -----------
A R Adams
Executive options...........      30,804      (30,804)          --           --           --         137p         241p           --
                              -----------  -----------  -----------  -----------  -----------       -----        -----   -----------
                                  15,000      (15,000)          --           --           --         127p         241p           --
                              -----------  -----------  -----------  -----------  -----------       -----        -----   -----------
                                  30,000      (30,000)          --           --           --         102p         241p           --
                              -----------  -----------  -----------  -----------  -----------       -----        -----   -----------
                              -----------  -----------  -----------  -----------  -----------       -----        -----   -----------

                                  75,804      (75,804)          --           --           --
SAYE options................      11,856           --           --       (5,790)       6,066          99p           --           --
                              -----------  -----------  -----------  -----------  -----------       -----        -----   -----------
                                   5,253           --           --       (5,253)                     131p           --           --
                              -----------  -----------  -----------  -----------  -----------
Total.......................      92,913      (75,804)          --      (11,043)       6,066
                              -----------  -----------  -----------  -----------  -----------
                              -----------  -----------  -----------  -----------  -----------

                               EXPIRY
DIRECTOR                        DATE
----------------------------  ---------
O G Burns
Executive options...........    24.2.08
                              ---------
Total.......................
M A Parker
Executive options...........    31.1.04
                                24.2.08
                              ---------
SAYE options................     1.9.00
                              ---------
Total.......................
F J Westlake
Executive options...........    24.2.08
                              ---------
SAYE options................     1.9.00
                              ---------
Total.......................
A R Adams
Executive options...........         --
                              ---------
                                     --
                              ---------
                                     --
                              ---------
                              ---------
SAYE options................         --
                              ---------
                                     --
Total.......................

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 35

    N R Young had no options

    The number of options and the relevant exercise price have been adjusted for the 2 for 1 capitalisation issue during the year (note 18). A R Adams realised a gain of L91,000 on executive options. Under the rules of the SAYE scheme, A R Adams exercised 6,066 of his options on 28th May 1998 and realised a gain of L18,000. Total gains realised on executive options during the year were L91,000:
(1997 N R Young L19,000, F J Westlake L346,000).

6. PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                                                                     1998       L997
                                                                                                     L000       L000
                                                                                                   ---------  ---------
Is stated after charging:
Operating lease charges--other...................................................................        373        508
Auditors' remuneration--audit fees...............................................................         90         89
Depreciation of tangible fixed assets............................................................      2,015      1,984
Research and development.........................................................................      1,971      2,238

    Non-audit fees payable to the Group's auditors of L85,000 (1997: L19,000) were incurred in the United Kingdom.

7. TAXATION

                                                                                                     1998       L997
                                                                                                     L000       L000
                                                                                                   ---------  ---------
UK corporation tax at 31%........................................................................      1,436      1,250
Overseas taxation................................................................................      2,808      2,161
Deferred taxation................................................................................        (35)      (203)
Prior year.......................................................................................         49          8
                                                                                                   ---------  ---------
                                                                                                       4,258      3,216

8. DIVIDENDS

                                                                                                     1998       1997
                                                                                                     L000       L000
                                                                                                   ---------  ---------
Interim dividend--paid 1.8p (1997: 1.4p).........................................................        861        663
Final dividend--proposed 3.2p (1997: 2.2p).......................................................      1,535      1,053
                                                                                                   ---------  ---------
                                                                                                       2,396      1,716

    The comparative dividends have been restated to reflect the 2 for 1 capitalisation issue during the year.

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 36

9. EARNINGS PER SHARE

    Basic earnings per share is calculated on earnings of L9,324,000 (1997:
L6,014,000) and 47,847,698 ordinary shares (1997: 47,347,758) ordinary shares, being the weighted average number of shares in issue for the year, as adjusted for the 2 for 1 capitalisation issue (note 18). Headline earnings per share is based on profit attributable to shareholders after taxation, excluding the exceptional items, of L7,979,000 (1997: L6,014,000) and the same weighted average number of shares.

10. TANGIBLE FIXED ASSETS

                                                                    FREEHOLD                     PLANT
                                                                     LAND &        SHORT      COMPUTERS &      MOTOR
                                                                    BUILDINGS   LEASEHOLDS     FIXTURES      VEHICLES      TOTAL
GROUP                                                                 L000         L000          L000          L000        L000
-----------------------------------------------------------------  -----------  -----------  -------------  -----------  ---------
COST
1st May 1997.....................................................       3,260          411        14,154           600      18,425
Additions........................................................          79           24         2,345           288       2,736
Disposals........................................................          --           --          (138)         (206)       (344)
Discontinued activities..........................................          --          (52)         (160)         (133)       (345)
Exchange differences.............................................        (102)          (5)         (309)           (5)       (421)
                                                                        -----        -----        ------         -----   ---------
30th April 1998..................................................       3,237          378        15,892           544      20,051
                                                                        -----        -----        ------         -----   ---------
                                                                        -----        -----        ------         -----   ---------
DEPRECIATION
1st May 1997.....................................................         757          262         9,357           355      10,731
Charge for the year..............................................          99           41         1,736           139       2,015
Disposals........................................................          --           --           (71)         (170)       (241)
Discontinued activities..........................................          --          (19)         (126)          (74)       (219)
Exchange differences.............................................         (25)          (3)         (191)           (3)       (222)
                                                                        -----        -----        ------         -----   ---------
30th April 1998..................................................         831          281        10,705           247      12,064
                                                                        -----        -----        ------         -----   ---------
                                                                        -----        -----        ------         -----   ---------
NET BOOK VALUE
30th April 1998..................................................       2,406           97         5,187           297       7,987
                                                                        -----        -----        ------         -----   ---------
                                                                        -----        -----        ------         -----   ---------
30th April 1997..................................................       2,503          149         4,797           245       7,694
                                                                        -----        -----        ------         -----   ---------
                                                                        -----        -----        ------         -----   ---------

    Freehold land and buildings include land at a cost of L255,000 (1997:
L255,000) which is not subject to depreciation. The cost of freehold land and buildings includes capitalised interest of L118,000 (1997: L118,000).

    Capital expenditure contracted for at 30th April 1998 was L997,000 (1997:
L412,000).

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 37

11. FIXED ASSET INVESTMENTS

                                                                                 SHARES IN     LOANS TO
                                                                                SUBSIDIARIES SUBSIDIARIES     TOTAL
COMPANY                                                                            L000          L000         L000
------------------------------------------------------------------------------  -----------  -------------  ---------
COST
1st May 1997..................................................................      12,276         3,613       15,889
Exchange differences..........................................................          --          (148)        (148)
                                                                                -----------        -----    ---------
30th April 1998...............................................................      12,276         3,465       15,741
                                                                                -----------        -----    ---------
                                                                                -----------        -----    ---------
PROVISIONS FOR DIMINUTION IN VALUE
1st May 1997 and 30th April 1998..............................................          (3)           --           (3)
                                                                                -----------        -----    ---------
                                                                                -----------        -----    ---------
NET BOOK VALUE
30th April 1998...............................................................      12,273         3,465       15,738
                                                                                -----------        -----    ---------
30th April 1997...............................................................       2,273         3,613       15,886
                                                                                -----------        -----    ---------
                                                                                -----------        -----    ---------

    Details of the company's principal subsidiaries are given on page 47.

12. STOCKS

                                                                                                     1998       1997
GROUP                                                                                                L000       L000
-------------------------------------------------------------------------------------------------  ---------  ---------
Raw materials....................................................................................      1,402      1,340
Work in progress.................................................................................        180        273
Finished goods...................................................................................      2,771      1,910
                                                                                                   ---------  ---------
                                                                                                       4,353      3,523
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 38

13. DEBTORS

                                                                                        GROUP                COMPANY
                                                                                 --------------------  --------------------
                                                                                   1998       1997       1998       1997
                                                                                   L000       L000       L000       L000
                                                                                 ---------  ---------  ---------  ---------
AMOUNTS FALLING DUE WITHIN ONE YEAR
Trade debtors..................................................................      8,104     11,061         --         --
Amounts owed by subsidiaries...................................................         --         --      1,093      1,794
Other debtors..................................................................        488        974        120         10
Corporation tax................................................................        153          3         --         --
Deferred taxation (note 16)....................................................        211        173         --         --
Prepayments and accrued income.................................................        180        226         49         --
Pension prepayment.............................................................         60         60         --         --
                                                                                 ---------  ---------  ---------  ---------
                                                                                     9,196     12,497      1,262      1,804
                                                                                 ---------  ---------  ---------  ---------
                                                                                 ---------  ---------  ---------  ---------
AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR
Advance corporation tax........................................................        384        263        384        263
Other debtors..................................................................         50         66         --         --
Pension prepayment.............................................................        156        216         --         --
                                                                                 ---------  ---------  ---------  ---------
                                                                                     9,786     13,042      1,646      2,067
                                                                                 ---------  ---------  ---------  ---------
                                                                                 ---------  ---------  ---------  ---------

14. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                                     GROUP                COMPANY
                                                                              --------------------  --------------------
                                                                                1998       1997       1998       1997
                                                                                L000       L000       L000       L000
                                                                              ---------  ---------  ---------  ---------
Bank loans and overdrafts...................................................        478        494      5,833      2,077
Trade creditors.............................................................      3,264      4,017         --         --
Amounts owed to subsidiaries................................................         --         --      4,248      2,027
Corporation tax.............................................................      1,281      1,208         28         --
Advance corporation tax.....................................................        384        263        384        263
Other taxes and social security.............................................        211        273         --         --
Other creditors.............................................................         85        148         --        109
Pension contributions.......................................................         23         --         --         --
Accruals and deferred income................................................      4,164      3,594          1         79
Dividend proposed...........................................................      1,534      1,053      1,534      1,053
                                                                              ---------  ---------  ---------  ---------
                                                                                 11,424     11,050     12,028      5,608
                                                                              ---------  ---------  ---------  ---------
                                                                              ---------  ---------  ---------  ---------

    Bank loans and overdrafts include L478,000 (1997: L494,000) of Economic Development Bonds (see note 15).

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 39

15. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                                     GROUP        COMPANY
                                                                                  -----------   -----------
                                                                                  1998   1997   1998   1997
                                                                                  L000   L000   L000   L000
                                                                                  ----   ----   ----   ----
Bank loans repayable:
Between one and two years.......................................................  479    494    --     --
Between two and five years......................................................  --     494    --     --
                                                                                  ----   ----   ----   ----
                                                                                  479    988    --     --
                                                                                  ----   ----   ----   ----
                                                                                  ----   ----   ----   ----

    Bank loans at 30th April 1998 and 30th April 1997 comprise Economic Development Bonds which were issued to finance, and are secured upon, the Group's investment in freehold land, buildings and equipment at its facilities in Plymouth and Grand Blanc, Michigan. The Economic Development Bonds are repayable by annual installments by December 1999 and interest is charged quarterly at a variable economic rate.

16. PROVISIONS FOR LIABILITIES AND CHARGES

                                                                                      DEFERRED       OTHER
                                                                                      TAXATION    PROVISIONS      TOTAL
                                                                                        L000         L000         L000
                                                                                      ---------  -------------  ---------
1st May 1997........................................................................         --          468          468
Charged/(utilised) in the year......................................................        (35)        (295)        (330)
Transferred to deferred tax debtor..................................................         38           --           38
Exchange differences................................................................          8           --            8
                                                                                      ---------          ---          ---
30th April 1998                                                                              11          173          184
                                                                                      ---------          ---          ---
                                                                                      ---------          ---          ---

    During the year the provision for restructuring costs of L255,000 was credited to the exceptional profit arising on the disposal of the discontinued activities. Other provisions at 30th April 1998 are in respect of vacant leasehold costs.

    The analysis of deferred tax is as follows:

                                                                                      GROUP         COMPANY
                                                                                  -------------   -----------
                                                                                   1998    1997   1998   1997
                                                                                   L000    L000   L000   L000
                                                                                  -----   -----   ----   ----
Deferred tax debtor (note 13)...................................................   (211)   (173)  --     --
Deferred tax provision..........................................................     11      --   --     --
                                                                                  -----   -----   ----   ----
                                                                                   (200)   (173)  --     --
                                                                                  -----   -----   ----   ----
                                                                                  -----   -----   ----   ----

    The analysis of the amounts provided:

Accelerated capital allowances......................................        (10)       (26)     --           --
Short term timing differences.......................................       (190)      (147)     --           --
                                                                                                    --           --
                                                                            ---        ---
                                                                           (200)      (173)     --           --
                                                                                                    --           --
                                                                                                    --           --
                                                                            ---        ---
                                                                            ---        ---

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 40

17. PENSION FUNDING

    The Group operates a pension scheme providing benefits based on final pensionable pay. The scheme is closed to new members. The assets of the scheme are held separately from those of the Group, being held in a trustee administered fund. Contributions to the scheme are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives with the Group. The contributions are determined by an independent qualified actuary on the basis of triennial valuations using the discounted income method. The most recent valuation of the scheme was at 5th April 1997. The assumptions which have the most significant effect on the results of the valuation are those relating to the rate of return on investments and the rates of increase in salaries and pensions. It was assumed that the investment returns would be 9% per annum, salary increases would average 6.5% per annum and the allowance for Limited Price Indexation on pensions accruing after April 1997 would be 4.3% per annum.

    The most recent actuarial valuation showed that the value of the schemes assets was L4,403,000 and that the actuarial value of those assets represented 101% of the benefits that had accrued to members after allowing for expected future increases in earnings. The impact of the withdrawal of tax credits on dividend income is not expected to have a significant effect on the assessed contribution rates.

    The Group also operates various defined contribution schemes established in accordance with local conditions and practices in the countries concerned.

18. CALLED UP SHARE CAPITAL

                                                                                1998                     1997
                                                                       -----------------------  -----------------------
                                                                          NUMBER                   NUMBER
                                                                        OF SHARES      L000      OF SHARES      L000
                                                                       ------------  ---------  ------------  ---------
Authorised:
Ordinary shares of 10p each..........................................    60,000,000      6,000    20,000,000      2,000
Allotted, called up and fully paid:
Ordinary shares of 10p each..........................................    47,948,025      4,795    15,902,725      1,590

    At the Extraordinary General Meeting held on 21st November 1997, the shareholders approved a 2 for 1 capitalisation issue.

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 41

    The Company issued Ordinary Shares of 10p each, credited as fully paid, at prices between 13p and 197p per share under the First Technology Employee, 1994 Executive and 1994 Savings Related Share Option Schemes on the following dates:

                                                                                                            NUMBER
DATE                                                                                                     OF SHARES
-------------------------------------------------------------------------------------------------------  ---------
9th May 1997...........................................................................................     75,804
10th June 1997.........................................................................................     36,000
4th August 1997........................................................................................     23,367
10th February 1998.....................................................................................     15,414
24th February 1998.....................................................................................     53,100
26th March 1998........................................................................................     27,765
17th April 1998........................................................................................      8,400
                                                                                                         ---------
                                                                                                           239,850
                                                                                                         ---------
                                                                                                         ---------

    The number of shares issued has been adjusted to reflect the capitalisation issue.

    The share price at 30th April 1998 was 398p (1997: 229p) and the highest and lowest share prices during the year were 398p and 229p respectively.

    The following outstanding options have been granted to directors and employees of the Group under the First Technology Employee Share Option Scheme all of which are normally exercisable between 3 and 10 years from the date of grant.

                                                                                                NUMBER     EXERCISE
LAST DATE WHEN EXERCISABLE                                                                     OF SHARES     PRICE
---------------------------------------------------------------------------------------------  ---------  -----------
3rd February 2002............................................................................      8,400         13p
31st January 2004............................................................................     27,000        l02p
19th January 2006............................................................................    197,400        153p
24th February 2008...........................................................................    700,000        340p

    The following outstanding options have been granted to directors and employees of the Group under the First Technology PLC 1994 Savings Related Share Option Scheme. Options are normally exercisable after 3, 5 or 7 years from the date of grant and within 6 months thereafter.

                                                                                                NUMBER     EXERCISE
DATE OF GRANT                                                                                  OF SHARES     PRICE
---------------------------------------------------------------------------------------------  ---------  -----------
13th January 1995............................................................................    133,924         99p
23rd August 1995.............................................................................     13,076        131p
9th January 1997.............................................................................     14,106        180p
14th August 1997.............................................................................      9,015        197p

    The number of options and the relevant exercise prices have been adjusted to reflect the 2 for 1 capitalisation issue.

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 42

19. RESERVES

                                                                                   SHARE       OTHER    PROFIT & LOSS
                                                                                  PREMIUM    RESERVES      ACCOUNT
                                                                                   L000        L000         L000
                                                                                -----------  ---------  -------------
GROUP
1st May 1997..................................................................       9,052     (10,024)      18,158
Foreign currency translation..................................................          --          --         (492)
Capitalisation issue (note 18)................................................      (3,223)         --           --
Premium on shares issued during the year......................................         248          --           --
Identified goodwill on discontinued activities (note 3).......................          --         403           --
Transfer of goodwill previously written off...................................          --       9,621       (9,621)
Retained profit for the year..................................................          --          --        6,928
                                                                                -----------  ---------       ------
30th April 1998...............................................................       6,077          --       14,973
                                                                                -----------  ---------       ------
                                                                                -----------  ---------       ------

    Foreign currency translation is stated after a related taxation credit of L23,000 (1997: L122,000).

                                                                                   SHARE       OTHER    PROFIT & LOSS
                                                                                  PREMIUM    RESERVES      ACCOUNT
                                                                                   L000        L000         L000
                                                                                -----------  ---------  -------------
COMPANY
1st May 1997..................................................................       9,052          --        3,989
Foreign currency translation..................................................          --          --         (124)
Capitalisation issue (note 18)................................................      (3,223)         --           --
Premium on shares issued during the year......................................         248          --           --
Deficit for the year..........................................................          --          --       (1,171)
                                                                                -----------  ---------       ------
30th April 1998...............................................................       6,077          --        2,694
                                                                                -----------  ---------       ------
                                                                                -----------  ---------       ------

    Foreign currency translation is stated after a related taxation credit of L23,000 (1997: L122,000).

    The consolidated profit attributable to shareholders includes a profit of L1,225,000 (1997: L841,000) which is dealt with in the financial statements of the parent company.

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 43

20. RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' FUNDS

                                                                                                   1998       1997
                                                                                                   L000       L000
                                                                                                 ---------  ---------
Profit attributable to shareholders............................................................      9,324      6,014
Dividends......................................................................................     (2,396)    (1,716)
                                                                                                 ---------  ---------
                                                                                                     6,928      4,298
Foreign currency translation...................................................................       (492)      (910)
Identified goodwill on discontinued activities previously written off..........................        403         --
Issue of ordinary shares net of expenses.......................................................        230        453
                                                                                                 ---------  ---------
                                                                                                     7,069      3,841
Equity shareholders' funds at 1st May 1997.....................................................     18,776     14,935
                                                                                                 ---------  ---------
Equity shareholders' funds at 30th April 1998..................................................     25,845     18,776
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

21. LEASE COMMITMENTS

    At 30th April 1998, the Group's annual rental commitments under operating leases were as shown below, analysed according to the period in which lease expires.

                                                                                                            1998         1997
                                                                                                            L000         L000
                                                                                                           -----        -----
Land and buildings:
Expiring within 1 year..............................................................................          76       --
Expiring in years 2 to 5............................................................................          23          139
Expiring thereafter.................................................................................         232          270
                                                                                                             ---          ---
                                                                                                             331          409
                                                                                                             ---          ---
                                                                                                             ---          ---
Other assets:
Expiring within 1 year..............................................................................           7            7
Expiring in years 2 to 5............................................................................          13           15
                                                                                                             ---          ---
                                                                                                              20           22
                                                                                                             ---          ---
                                                                                                             ---          ---

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 44

22. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                                                   1998       1997
                                                                                                   L000       L000
                                                                                                 ---------  ---------
Operating profit...............................................................................     11,706      9,l94
Depreciation...................................................................................      2,015      1,984
Increase in stocks.............................................................................     (1,787)      (555)
Decrease/(increase) in debtors.................................................................      2,515     (2,993)
Increase in creditors..........................................................................        422      2,418
(Profit)/loss on disposal of fixed assets......................................................        (20)         8
Exchange differences...........................................................................         83        450
(Decrease)/increase in provisions..............................................................        (40)        79
                                                                                                 ---------  ---------
Net cash inflow from operating activities......................................................     14,894     10,585
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

23. ANALYSIS AND RECONCILIATION OF NET FUNDS

                                                                           1ST MAY      CASH       EXCHANGE     30TH APRIL
                                                                            1997        FLOW       MOVEMENT        1998
                                                                            L000        L000         L000          L000
                                                                         -----------  ---------  -------------  -----------
Cash in hand, at bank..................................................       6,223       5,992         (252)       11,963
Short term deposits....................................................      --           3,843       --             3,843
                                                                              -----   ---------          ---    -----------
                                                                              6,223       9,835         (252)       15,806
Debt due within 1 year.................................................        (494)     --               16          (478)
Debt due after 1 year..................................................        (988)        485           24          (479)
                                                                              -----   ---------          ---    -----------
Net funds..............................................................       4,741      l0,320         (2l2)       14,849
                                                                              -----   ---------          ---    -----------
                                                                              -----   ---------          ---    -----------

                                                                                                    1998       1997
                                                                                                    L000       L000
                                                                                                  ---------  ---------
Increase in cash in the year....................................................................      5,992      4,261
Cash outflow from decrease in debt..............................................................        485        500
Cash outflow/(inflow) from the increase/(decrease) in liquid resources..........................      3,843       (750)
                                                                                                  ---------  ---------
Increase in net funds resulting from cash flows.................................................     10,320      4,011
Translation differences.........................................................................       (212)      (401)
                                                                                                  ---------  ---------
Increase in net funds in the year...............................................................     10,108      3,610
Net funds at 1st May............................................................................      4,741      1,131
                                                                                                  ---------  ---------
Net funds at 30th April.........................................................................     14,849      4,74l
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 45

    The cash inflow from the disposal of the discontinued activities may be analysed as follows:

                                                                                                              L000
                                                                                                            ---------
Proceeds of the disposal..................................................................................      2,127
Costs of the disposal.....................................................................................       (117)
                                                                                                            ---------
Net cash consideration....................................................................................      2,010
Consideration received after year end.....................................................................       (118)
Overdraft disposed of.....................................................................................        541
                                                                                                            ---------
Cash inflow from the disposal.............................................................................      2,433
                                                                                                            ---------
                                                                                                            ---------

24. DISPOSALS

    On 21st November 1997 at an Extraordinary General Meeting, the shareholders approved the disposal of the industrial section of First Technology Protection Systems Limited and of First Technology Fire and Safety Limited, to a company controlled by Mr Adams and Mr Brown. Mr Adams is a former director of First Technology PLC and First Inertia Switch Limited. Mr Brown is a former director of First Inertia Switch Limited.

                                                                                                                    L000
                                                                                                               ---------
Net cash consideration (note 23)..................................................................                 2,010
Net assets disposed of:
Tangible fixed assets.............................................................................       (126)
Stocks............................................................................................       (859)
Debtors...........................................................................................       (931)
Creditors.........................................................................................        471
Overdraft.........................................................................................        541
                                                                                                               ---------
                                                                                                                    (904)
                                                                                                               ---------
                                                                                                               ---------
                                                                                                                   1,106
Identified goodwill...............................................................................                  (403)
Release of provisions (note 16)...................................................................                   255
                                                                                                               ---------
Profit on disposal (note 3).......................................................................                   958
                                                                                                               ---------
                                                                                                               ---------

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 46

25. POST BALANCE SHEET EVENT

    On 31st July 1998, First Technology (Holdings) Inc. disposed of AVC Inc. ("AVC") to Mr E Summers. Mr Summers is a director of AVC. Prior to the sale, the Group's shareholding in AVC was redeemed for substantially all of its cash and debtors. The remaining assets approximated to nil, for which the Group received a nominal consideration. Goodwill attributable to AVC was written off through the Profit and Loss Account in 1992.

                            COMPOSITION OF THE GROUP

    First Technology PLC, which is registered in England and Wales, has the following principal subsidiaries all of which are wholly but indirectly owned:

SUBSIDIARY                                     NATURE OF BUSINESS
---------------------------------------------  ---------------------------------------------

THIS COMPANY IS REGISTERED IN ENGLAND AND WALES AND OPERATES IN THE UK:

First Inertia Switch Limited                   Designs, manufactures and supplies sensors
                                               and electronic modules.

THESE COMPANIES ARE INCORPORATED AND OPERATE IN THE USA:

First Technology (Holdings) Inc.               Investment holding company

First Technology Safety Systems Inc.           Designs, manufactures and supplies crash test
                                               dummies and related equipment, services and
                                               analytical products primarily for automotive
                                               applications.

First Inertia Switch Limited                   Designs, manufactures and supplies sensors
                                               and electronic modules.

THIS COMPANY IS INCORPORATED AND OPERATES IN JAPAN:

K.K. First Technology Safety Systems           Distributor of automotive crash test dummies
                                               and related safety equipment and services.

THIS COMPANY IS INCORPORATED AND OPERATES IN FRANCE:

First Technology SA.                           Manufactures and supplies automotive sensors
                                               and electronic modules.

                 FIRST TECHNOLOGY REPORT AND ACCOUNTS 1998 / 47

                                                                         ANNEX B

    The following interim financial statements appear in First Technology PLC's Interim Report to Shareholders.

                         GROUP PROFIT AND LOSS ACCOUNT
              FOR THE SIX MONTHS TO 31ST OCTOBER 1998 (UNAUDITED)

                                                                                 UNAUDITED      UNAUDITED       AUDITED
                                                                                6 MONTHS TO    6 MONTHS TO   12 MONTHS TO
                                                                               31ST OCTOBER   31ST OCTOBER    30TH APRIL
                                                                                   1998           1997           1998
                                                                     NOTES         L'000          L'000          L'000
                                                                     -----     -------------  -------------  -------------
TURNOVER
Continuing activities...........................................                    26,338         24,910         50,487
Discontinued activities.........................................           2            41          2,780          3,784
                                                                                    ------         ------         ------
Total...........................................................                    26,379         27,690         54,271
                                                                                    ------         ------         ------
OPERATING PROFIT/(LOSS)
Continuing activities...........................................                     5,981          5,070         11,596
Discontinued Activities.........................................           2          (102)           135            110
                                                                                    ------         ------         ------
Total...........................................................                     5,879          5,205         11,706
                                                                                    ------         ------         ------
Profit on sale of property......................................                    --                387            387
Profit on the disposal of discontinued activities...............           2        --             --                958
Net Interest....................................................                       486            180            531
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...................                     6,365          5,772         13,582
                                                                                    ------         ------         ------
Tax on profit on ordinary activities............................           3        (2,228)        (1,899)        (4,258)
                                                                                    ------         ------         ------
PROFIT FOR THE PERIOD...........................................                     4,137          3,873          9,324
Dividends.......................................................           4        (1,009)          (861)        (2,396)
                                                                                    ------         ------         ------
TRANSFER TO RESERVES............................................                     3,128          3,012          6,928
                                                                                    ------         ------         ------
BASIC EARNINGS PER SHARE........................................           5          8.62P          8.10p         19.49p
                                                                                    ------         ------         ------
HEADLINE EARNINGS PER SHARE.....................................           5          8.62P          7.29p         16.68p
                                                                                    ------         ------         ------
DIVIDEND PER SHARE..............................................           4          2.10P          1.80p          5.00p

                              GROUP BALANCE SHEET
                      AS AT 31ST OCTOBER 1998 (UNAUDITED)

                                                                             UNAUDITED     UNAUDITED      AUDITED
                                                                               AS AT         AS AT         AS AT
                                                                            31ST OCTOBER  31ST OCTOBER  30TH APRIL
                                                                                1998          1997         1998
                                                                               L'000         L'000         L'000
                                                                            ------------  ------------  -----------
FIXED ASSETS..............................................................        7,931         7,452        7,987
CURRENT ASSETS
Stocks....................................................................        4,457         5,012        4,353
Debtors...................................................................       10,655        12,329        9,786
Cash......................................................................       18,509        10,278       15,806
                                                                            ------------  ------------  -----------
                                                                                 33,621        27,619       29,945
                                                                            ------------  ------------  -----------
CREDITORS: AMOUNTS FALLING DUE ONE YEAR...................................      (11,938)      (12,347)     (11,424)
                                                                            ------------  ------------  -----------
NET CURRENT ASSETS........................................................       21,683        15,272       18,521
                                                                            ------------  ------------  -----------
TOTAL ASSETS LESS CURRENT LIABILITIES.....................................       29,614        22,724       26,508
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR...................         (238)         (714)        (479)
PROVISIONS FOR LIABILITIES & CHARGES......................................         (164)         (448)        (184)
                                                                            ------------  ------------  -----------
NET ASSETS................................................................       29,212        21,562       25,845
                                                                            ------------  ------------  -----------
CAPITAL AND RESERVES
Called up share capital...................................................        4,799         1,596        4,795
Share premium account.....................................................        6,118         9,197        6,077
Other reserves............................................................       --           (10,024)      --
Profit and loss account...................................................       18,295        20,793       14,973
                                                                            ------------  ------------  -----------
EQUITY SHAREHOLDERS' FUNDS................................................       29,212        21,562       25,845
                                                                            ------------  ------------  -----------

                    STATEMENT OF RECOGNIZED GAINS AND LOSSES
              FOR THE SIX MONTHS TO 31ST OCTOBER 1998 (UNAUDITED)

                                                                            UNAUDITED      UNAUDITED       AUDITED
                                                                           6 MONTHS TO    6 MONTHS TO   12 MONTHS TO
                                                                          31ST OCTOBER   31ST OCTOBER    30TH APRIL
                                                                              1998           1997           1998
                                                                              L'000          L'000          L'000
                                                                          -------------  -------------  -------------
Profit attributable to shareholders.....................................        4,137          3,873          9,324
Currency translation differences on foreign currency net investments....          194           (377)          (492)
                                                                                -----          -----          -----
Total gains and losses for the period...................................        4,331          3,496          8,832
                                                                                -----          -----          -----

                           GROUP CASH FLOW STATEMENT
              FOR THE SIX MONTHS TO 31ST OCTOBER 1998 (UNAUDITED)

                                                                                                                 AUDITED
                                                                                   UNAUDITED      UNAUDITED     12 MONTHS
                                                                                  6 MONTHS TO    6 MONTHS TO       TO
                                                                                 31ST OCTOBER   31ST OCTOBER   30TH APRIL
                                                                                     1998           1997          1998
                                                                                      L'             L'0           L'
                                                                       NOTES          000            00            000
                                                                       -----     -------------  -------------  -----------
NET CASH INFLOW FROM OPERATING ACTIVITIES.........................           6         6,363          6,415        14,894
Returns on investments and servicing of finance:
  Interest paid...................................................                       (34)           (38)          (64)
Interest received.................................................                       530            175           553
                                                                                      ------         ------    -----------
NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF
  FINANCE.........................................................                       496            137           489
TAXATION
UK corporation tax paid...........................................                       (18)            (4)       (1,269)
Overseas tax paid.................................................                    (1,684)        (1,449)       (3,075)
                                                                                      ------         ------    -----------
TAXATION PAID.....................................................                    (1,702)        (1,453)       (4,344)
                                                                                      ------         ------    -----------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets.................................                    (1,028)        (1,129)       (2,781)
Sale of tangible fixed assets.....................................                        12             72           126
Sale of property held for sale....................................                    --              1,187         1,187
Disposal of businesses............................................                       106         --             2,433
                                                                                      ------         ------    -----------
NET CASH (OUTFLOW)/INFLOW FROM CAPITAL EXPENDITURE AND FINANCIAL
  INVESTMENT......................................................                      (910)           130           965
EQUITY DIVIDENDS PAID.............................................                    (1,536)        (1,053)       (1,914)
MANAGEMENT OF LIQUID RESOURCES
Increase in short term deposits...................................                    (4,400)        (5,785)       (3,843)
                                                                                      ------         ------    -----------
NET CASH (OUTFLOW) FROM MANAGEMENT OF LIQUID RESOURCES............                    (4,400)        (5,785)       (3,843)
                                                                                      ------         ------    -----------
NET CASH (OUTFLOW)/INFLOW BEFORE FINANCING........................                    (1,689)        (1,609)        6,247
FINANCING
Repayment of term loans...........................................                      (241)          (244)         (485)
Issue of share capital............................................                        45            151           230
                                                                                      ------         ------    -----------
Net cash (outflow) from financing activities......................                      (196)           (93)         (255)
                                                                                      ------         ------    -----------
(Decrease)/increase in cash in the period.........................                    (1,885)        (1,702)        5,992
                                                                                      ------         ------    -----------

                   NOTES TO THE INTERIM FINANCIAL STATEMENTS

1. The results for the six months ended 31st October 1998 and 1997 are unaudited. The results for the year ended 30th April 1998, as shown in this statement, do not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985, but have been derived from the full audited financial statements for the year ended 30th April 1998 which have been filed with the Registrar of Companies. The report of the auditors on the financial statements for the year ended 30th April 1998 was unqualified.

2. Discontinued activities in the current period comprise AVC Inc. ("AVC"). On 31st July 1998, First Technology (Holdings) Inc. disposed of AVC to Mr. E. Summers, a director of AVC. Prior to the sale, the Group's shareholding in AVC was redeemed for substantially all of its cash and debtors. The remaining assets approximated to nil, for which the Group received a nominal consideration. Goodwill attributable to AVC was written off through the Profit and Loss Account in 1992. The comparative figures include the sales and operating results of the Industrial Products Section of First Technology Protection Systems Limited and First Technology Fire and Safety Limited, sold in November 1997. These have been restated to include the sales and operating results of AVC during those periods.

3. The tax charge reflects the anticipated rate for the full year on profit before exceptional items.

4. The directors have declared an interim dividend of 2.10p per ordinary share (1997: 1.80p per ordinary share). The dividend is payable on 1st March 1999 to shareholders on the register on 5th February 1999.

5. Basic earnings per share is based on the profit attributable to shareholders after taxation of L4,137,000 (1997: L3,873,000) and 47,976,841 shares (1997:
    47,820,159, as adjusted for the 2 for 1 capitalisation issue on 21st November 1997), being the weighted average number of shares in issue for the period. Headline earnings per share is based on the profit attributable to shareholders after taxation, excluding the exceptional items, of L4,137,000 (1997: L3,486,000) and the same weighted average number of shares. Earnings per share diluted in respect of share options is not materially lower.

6.  Reconciliation of Operating Profit to Net Cash Inflow from Operating
    Activities

                                                                       UNAUDITED      UNAUDITED       AUDITED
                                                                      6 MONTHS TO    6 MONTHS TO   12 MONTHS TO
                                                                     31ST OCTOBER   31ST OCTOBER    30TH APRIL
                                                                         1998           1997           1998
                                                                         L'000          L'000          L'000
                                                                     -------------  -------------  -------------
Operating profit...................................................        5,879          5,205         11,706
Depreciation.......................................................        1,129          1,077          2,015
Increase in stock..................................................          (79)        (1,580)        (1,787)
(Increase)/decrease in debtors.....................................         (557)           782          2,515
Increase in creditors..............................................           76          1,063            422
Exchange differences...............................................          (68)           (74)            83
Loss/(profit) on disposal of fixed assets..........................            3            (38)           (20)
Decrease in provisions.............................................          (20)           (20)           (40)
                                                                           -----         ------         ------
NET CASH INFLOW FROM OPERATING ACTIVITIES..........................        6,363          6,415         14,894
                                                                           -----         ------         ------

7. A copy of this report will be circulated to shareholders and copies will also be available on application to the Company's registered office at 2 Columbus Drive, Summit Avenue, Southwood, Farnborough, Hants., GU14 0NZ.

                                                                         ANNEX C

               SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP
                                  AND US GAAP

    The consolidated financial statements of First Technology PLC ("the Company") and its subsidiaries ("the Group") are prepared and presented under the historical cost convention in accordance with United Kingdom generally accepted accounting principles ("UK GAAP"). UK GAAP differs in certain significant respects from United States generally accepted accounting principles ("US GAAP"). Certain significant differences between UK GAAP and US GAAP as they relate to the financial statements of the Company are summarised below. Such summary should not be construed to be exhaustive. Given the inherent differences between UK GAAP and US GAAP, the financial statements presented under UK GAAP are not presented fairly, in all material respects under US GAAP. The Company has not quantified these differences, nor prepared consolidated financial statements under US GAAP, nor undertaken a reconciliation of UK GAAP and US GAAP financial statements. Had the Company undertaken any such qualification or preparation or reconciliation, other potentially significant accounting and disclosure differences may have come to their attention which are not identified below. Accordingly, the Company can provide no assurance that the identified differences in the summary below represent all the principal differences relating to the Company and the Group. Further, no attempt has been made to identify future differences between UK GAAP and US GAAP as the result of prescribed changes in accounting standards. Professional bodies that promulgate UK GAAP and US GAAP have a number of projects that could affect future comparisons such as this one. Finally, no attempt has been made to identify all future differences between UK GAAP and US GAAP that may affect the financial statements as a result of transactions or events that may occur in the future.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Until 30 April 1998, under UK GAAP, the Group had written off directly to reserves the cost of goodwill which had arisen upon acquisitions. Goodwill has been calculated as the excess of cost over the tangible assets acquired and liabilities assumed on the basis of their fair value at the date of acquisition. Subsequent to the Group's 30 April 1998 audited financial statements, UK GAAP was amended such that the adoption of the new Financial Reporting Standard (FRS) 10 "Goodwill and Intangible Assets" means that purchased goodwill and intangible assets are capitalised and amortised through the profit and loss account over a maximum period of 20 years with retrospective application.

    Under US GAAP, the cost of the investment should be assigned to tangible and identified intangible assets acquired and liabilities assumed on the basis of their fair value at the date of acquisition. Any excess of cost over the fair value of the net assets acquired should be capitalised and then amortised to profit and loss over a period, not exceeding 40 years, except where management consider that there has been a permanent diminution in the value of goodwill, whereupon this element of the goodwill is charged to profit and loss account immediately. Identified intangible assets should be amortised to the profit and loss account over their estimated useful economic lives which may not exceed forty years.

DEFERRED TAXATION

    Under UK GAAP, deferred taxation is only accounted for to the extent that it is probable that a liability or asset will arise in the foreseeable future. The calculation of deferred taxation is based upon timing differences between taxable and accounting income. Under US GAAP, deferred taxation should be accounted for on all timing differences, and a valuation allowance established in respect of deferred taxation assets where it is more likely than not that some portion would not be realised. Additionally, for US GAAP purposes deferred taxes would be provided in respect of US GAAP adjustments to the book basis of assets and liabilities.

PENSIONS

    In respect of defined benefit pension obligations, US GAAP requires the use of a discount rate which reflects current market conditions in determining the provision for pension benefits. UK GAAP permits the use of longer term discount rates. In addition to the difference in discount rates, the amortisation procedure under US GAAP applies a corridor approach for recognising gains and losses in the determination of periodic pension expense. Under UK GAAP, actuarial gains and losses are amortised normally over the expected remaining service lives without such corridor approach. Additionally, for UK funding and accounting purposes it is satisfactory to carry out actuarial valuations at three year intervals whereas annual valuations are required under US GAAP.

DIVIDENDS

    Under UK GAAP, proposed ordinary dividends are provided for in the year in respect of which they are recommended by the Board of Directors. Under US GAAP, such dividends are provided for in the period they are declared by the Directors.

CURRENT ASSETS AND LIABILITIES

    Current assets under UK GAAP include amounts which fall due after more than one year. Under US GAAP such assets would be reclassified as non-current assets. Provisions for liabilities and charges under UK GAAP include amounts due within one year which would be classified as current liabilities under US GAAP.

CASH FLOW STATEMENTS

    Cash flows under UK GAAP represent increases or decreases in cash, which is comprised of cash at bank and in hand and overdrafts. Under US GAAP, cash flows represent increases or decreases in cash and cash equivalents, which include short term, highly liquid investments with original maturities of less than 90 days, and exclude overdrafts.

    There are also certain differences in classification of items within the cash flow statement between UK GAAP and US GAAP. Under UK GAAP, cash flows are presented in the following categories: (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment; (v) acquisitions and disposals; (vi) equity dividends paid; (vii) management of liquid resources; and (viii) financing. Under US GAAP, cash flows are segregated into operating, investing and financing activities.

    Cash flows from taxation, returns on investments and servicing of finance are, with the exception of any interest paid but capitalised, included as operating activities under US GAAP. The payment of any dividends are included under financing activities and any capitalised interest is included under investing activities for US GAAP purposes. Additionally, under US GAAP, cash flows from the purchase and sale of tangible fixed assets and the sale of debt and equity investments are shown within investing activities.

FINANCIAL INSTRUMENTS

    Under UK GAAP, gains and losses on hedges are deferred and recognised in income when they have crystallised. There are less detailed requirements than under US GAAP regarding the disclosure of information on financial instruments not reflected on the balance sheet.

    Under US GAAP, the applicable accounting practice for financial instruments depends on management's intention for their disposition and may require adjustments to their market or fair values. The following conditions must be met for an item to be accounted for as a hedge: (i) the item to be hedged must expose the company to price or interest rate risks; (ii) it must be probable that the results of the futures contract will substantially offset the effects of price or interest rate changes on the hedged item;

and (iii) the futures contract must be designated by management as a hedge of the item. For future contracts that are accounted for as a hedge of items reported at the lower of cost or market, gains and losses on future contracts are deferred and recognised in income when costs relating to the hedged item are recognised in income. Any unrealised gains and losses at the balance sheet date are disclosed in the accounts, together with applicable accounting policies, the end of the period fair value of the forward contract, and the face or contract or notional principal amount.

COMPENSATION EXPENSE

    Under UK GAAP, qualified Save As You Earn (SAYE) schemes which offer employees up to a 20% discount on stock prices do not result in compensation expense. Under US GAAP, if all other qualifications for a non compensatory plan are met, but the plan offers a discount on the stock price greater than 15%, the plan is considered compensatory, and compensation expense is recognised.

    Under UK GAAP, no compensation expense is recognised upon the issuance of stock options if the exercise price for the option is equivalent to, or above, the market price of the stock on the date of issue. Under US GAAP, compensation expense is based upon the exercise price of the option in comparison to the market price of the stock on the measurement date. The measurement date is fixed only when both the number of shares to be issued and the exercise price are fixed.

DISCLOSURE

    In general, disclosures required under US GAAP are more extensive than those required under UK GAAP. For example, under US GAAP more detailed disclosures would be required with respect to pension expense (actuarial assumptions, components of pension expense, reconciliation of funded status), taxes (details of the components of current and deferred income tax expenses and deferred tax items, including valuation allowances), and equity (a statement of changes in shareholders equity and associated rights).

    Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                               IBJ WHITEHALL BANK
                                & TRUST COMPANY

          BY MAIL:                 Telephone: (212)        BY HAND OR OVERNIGHT COURIER:
 IBJ Whitehall Bank & Trust            858-2103             IBJ Whitehall Bank & Trust
           Company                   By Facsimile                     Company
         P.O. Box 84                Transmission:                One State Street
    Bowling Green Station           (212) 858-2611              New York, NY 10004
   New York, NY 10274-0084       To Confirm Facsimile       Attn: Securities Processing
    Attn: Reorganization            Transmissions:                    Window
         Operations                 (212) 858-2103             Subcellar One, (SC-1)
         Department

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

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                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                        OR CALL TOLL FREE (800) 322-2885
                      THE DEALER MANAGER FOR THE OFFER IS:

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                                 75 WALL STREET
                            NEW YORK, NEW YORK 10005
                            (212) 429-2000 EXT. 2442
                   OR CALL TOLL FREE (800) 457-0245 EXT. 2442